UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
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JACK IN THE BOX INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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JACK IN THE BOX INC.

January 5, 2010
Dear Stockholder:

You are invited to attend the Jack in the Box Inc. Annual Meeting of Stockholders in San Diego, California, on February 10, 2010. In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement. We have also enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended September 27, 2009, for your information.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the postage-paid envelope provided. We also offer stockholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting. If you are able to attend the meeting and wish to vote your shares in person, you may do so at any time before the proxy is voted at the meeting.

Sincerely,

Linda A. Lang
Chairman of the Board
and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on February 10, 2010.

The Proxy Statement and the Annual Report on Form 10-K
are available at www.jackinthebox.com/proxy.

JACK IN THE BOX INC.
9330 Balboa Avenue
San Diego, California 92123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 10, 2010

To the Stockholders of Jack in the Box Inc.:

The 2010 Annual Meeting of Stockholders of Jack in the Box Inc. will be held at 2:00 p.m. on Wednesday, February 10, 2010, at the Marriott Courtyard, 8651 Spectrum Center Boulevard, San Diego, California 92123 for the following purposes:

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To vote on an amendment and restatement of the Jack in the Box Inc. 2004 Stock Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the Plan by 1,400,000 shares and to amend the provisions limiting the number of full-value awards that may be issued under the Plan;

3.	To vote on the ratification of the appointment of KPMG LLP as the independent registered public accountants for Jack in the Box Inc.;

4.	To vote on a stockholder proposal relating to animal welfare as described in the enclosed proxy statement, if properly presented at the meeting; and

5.	To transact any other business as may properly come before the meeting, or any postponements or adjournments thereof.

The Board of Directors recommends that you vote FOR:

•	the seven nominees for director,

•	the approval of the amendment and restatement of the 2004 Stock Incentive Plan, and

•	the ratification of the appointment of the independent registered public accountants.

The Board recommends that you vote AGAINST the stockholder proposal relating to animal welfare.

Only stockholders of record at the close of business on December 16, 2009, will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders (the “Annual Meeting”). For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for a purpose related to the Annual Meeting, during ordinary business hours at our corporate headquarters located at 9330 Balboa Avenue, San Diego, California 92123.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials, or to sign, date, and return the enclosed proxy card as promptly as possible in the envelope provided.

By order of the Board of Directors

Phillip H. Rudolph
Secretary

San Diego, California
January 5, 2010

ADMISSION TO THE ANNUAL MEETING OF STOCKHOLDERS

A valid picture identification such as a driver’s license or passport, and proof of ownership of Jack in the Box Inc. common stock, will be required to enter the Annual Meeting. If your shares are held in the name of a bank, broker, or other holder of record, you will need a recent brokerage statement or letter from a bank reflecting stock ownership as of the record date. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND A BROKERAGE STATEMENT OR LETTER FROM A BANK SHOWING THAT YOU OWN JACK IN THE BOX INC. COMMON STOCK, YOU MAY NOT BE ADMITTED TO THE ANNUAL MEETING.

Cameras and recording devices are not permitted at the Annual Meeting.

JACK IN THE BOX INC.
9330 Balboa Avenue
San Diego, California 92123

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

February 10, 2010

SOLICITATION OF PROXIES

The Board of Directors of Jack in the Box Inc., a Delaware corporation (the “Company,” “Jack in the Box,” “we,” “us,” and “our”), solicits your proxies for the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, February 10, 2010, at 2:00 p.m. local time, at the Marriott Courtyard, 8651 Spectrum Center Boulevard, San Diego, California 92123, and at any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement, the Notice of Annual Meeting of Stockholders, the form of proxy, and the Annual Report on Form 10-K, were mailed to stockholders on or about January 5, 2010.

The Company will pay for the cost of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy, Annual Report on Form 10-K and any other solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. If you choose to access proxy materials and/or vote over the Internet, you are responsible for Internet access charges. If you choose to vote by telephone, you are responsible for telephone charges. We have engaged Innisfree M&A Inc. (“Innisfree”), a proxy soliciting firm, to provide advice with respect to the 2010 Annual Meeting of Stockholders and to assist us in the solicitation of proxies, for which the Company will pay a fee of $25,000 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited personally, by telephone, or by Innisfree. They may also be solicited by directors, officers, or employees of the Company, who will receive no additional compensation for such services.

VOTING INFORMATION

Only holders of record of common stock at the close of business on December 16, 2009, (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments of the meeting. At the close of business on the Record Date, there were 55,248,730 shares of Jack in the Box Inc. common stock, $.01 par value (the “Common Stock,”) outstanding, excluding treasury shares. Company treasury shares will not be voted. Each holder of record as of the Record Date is entitled to one vote for each share of stock held.

Quorum.  The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to have a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.

Broker Non-Votes.  A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in a fiduciary capacity (often referred to as being held in “street name”), but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the independent registered public accountants. Non-routine matters include the election of directors and actions on stock plans and stockholder proposals.

Voting and Revocability of Proxies.  Your proxy will be voted as you direct, either in writing or by telephone or Internet. If you give no direction, your proxy will be voted FOR the nominees for election as directors, FOR Proposals 2 and 3 and AGAINST Proposal 4 unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you. See Broker Non-Votes above. If the Company receives a proxy card with a broker non-vote, your proxy will be voted FOR Proposal 3 and it will not be included as a vote FOR or AGAINST Proposals 1, 2 and 4. The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. See “Other Business.” The telephone and Internet voting procedures, available only if you are a stockholder of record, are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The enclosed proxy card sets forth specific instructions that you must follow if you qualify to vote via telephone or Internet and wish to do so. If you do not wish to vote by telephone or the Internet, please complete, sign and return the proxy card in the enclosed self-addressed, postage-paid envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting by filing a written notice of revocation with the Secretary of the Company at the Company’s executive offices at 9330 Balboa Avenue, San Diego, California 92123, by filing a duly executed written proxy bearing a later date or, if you qualify, by a later proxy delivered using the telephone or Internet voting procedures. Your proxy will not be voted if you are present at the Annual Meeting and elect to vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

All of the directors of the Company are elected annually and serve until the next Annual Meeting and until their respective successors are elected and qualified. The current nominees for election as directors are set forth below. Should any nominee become unavailable to serve as a director, your proxy will be voted for such other person as the Board of Directors of the Company (the “Board”) designates unless you submit your proxy card through a broker and your broker has not received voting instructions from you. (See Broker Non-Votes above.) To the best of our knowledge, all nominees are and will be available to serve, and have consented to be named in the Proxy Statement. Stockholders’ nominations for election of a director may be made only pursuant to the provisions of the Company’s Bylaws. The Bylaws are available on the Company’s website at www.jackinthebox.com, in the “Investors” section under the link for “Corporate Governance.” The Company did not receive any stockholder nominations for election of a director.

Your vote may be cast in favor of the proposed directors, or it may be withheld. A plurality of the votes cast at the meeting (assuming a quorum) will be sufficient to elect the directors. Accordingly, withheld votes will have no effect on the election of directors. Stockholders may not cumulate votes in the election of directors. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal to elect the directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Nominees for Director

The following table provides certain information about each nominee for director as of January 1, 2010.

			Director
Name	Age	Position(s) with the Company	Since

Michael E. Alpert(4)(5)	67	Director	1992
David L. Goebel(2)(5)	59	Director	2008
Murray H. Hutchison(1)(2)(3)	71	Director, Lead Director	1998
Linda A. Lang(3)	51	Chairman of the Board and Chief Executive Officer	2003
Michael W. Murphy(1)(2)(3)	52	Director	2002
David M. Tehle(1)(4)	53	Director	2004
Winifred M. Webb(4)(5)	51	Director	2008

(1)	Current Member of the Audit Committee

(2)	Current Member of the Compensation Committee

(3)	Current Member of the Executive Committee

(4)	Current Member of the Finance Committee

(5)	Current Member of the Nominating and Governance Committee

The business experience, principal occupations and employment of the nominees follows:

Mr. Alpert has been a director of the Company since August 1992, and is currently Chair of the Finance Committee. Mr. Alpert was a partner in the San Diego office of the law firm of Gibson, Dunn & Crutcher LLP for more than five years prior to his retirement in August 1992.

Mr. Goebel has been a director of the Company since December 2008. He has been a Faculty Member of the U.S. Faculty of Mentors for Merryck & Co. Limited, a worldwide business mentoring firm that offers services exclusively for chief executive officers by chief executive officers since May 2008. In 2008, Mr. Goebel became the founding principal and President of Santoku, Inc., a private company that operates four sub and pasta shops under the name Mr. Goodcents, and provides cafeteria and vending services in the Kansas City area. Mr. Goebel has 35 years of experience in the retail, food service, and hospitality industries. From August 2006 until November 2007, he served as President and Chief Executive Officer of Applebee’s International, Inc. Mr. Goebel joined Applebee’s in 2001, where he held several positions, including Executive Vice President of Operations, Executive Vice President and Chief Operating Officer, and President, prior to becoming Chief Executive Officer. Prior to joining Applebee’s, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning.

Mr. Hutchison has been a director of the Company since May 1998, and serves as Lead Director. He served 27 years as Chief Executive Officer and Chairman of International Technology Corp., a large publicly traded environmental engineering firm, until his retirement in 1997. Mr. Hutchison serves as a director of Cadiz Inc., a publicly traded company focused on land acquisition and water development, and Cardium Therapeutics, Inc., a publicly traded company focused on the acquisition and development of bio-medical products and businesses. Mr. Hutchison has been a member of the Board of Directors of Texas Eastern Products Pipeline Co., LLC since March 2005, and served as its Chairman of the Board from March 2006 to October 2009. Mr. Hutchison served as Chairman of the Board of Huntington Hotel Corporation, a privately held company, and as a director of The Olson Company, a privately held home builder.

Ms. Lang has been a director of the Company since November 2003. Ms. Lang has been Chairman of the Board since October 2005, and is currently the Chair of the Executive Committee. She has been Chief Executive Officer of the Company since October 2005. Ms. Lang was President and Chief Operating Officer of the Company from November 2003 to October 2005, and Executive Vice President from July 2002 to November 2003. From 1996 through July 2002, Ms. Lang held officer level positions at the Company, having marketing or operations responsibilities. Ms. Lang has more than 20 years of experience with the Company in various marketing, finance and operations positions. Ms. Lang serves as a director of WD-40 Company.

Mr. Murphy has been director of the Company since September 2002, and is currently Chair of the Compensation Committee. He has been President and Chief Executive Officer of Sharp HealthCare, San Diego’s largest integrated health system, since April 1996. Prior to his appointment to President and Chief Executive Officer, Mr. Murphy served as Senior Vice President of Business Development and Legal Affairs for Sharp Healthcare. He began his career at Sharp in 1991 as Chief Financial Officer of Grossmont Hospital before moving to a system-wide role as Vice President of Financial Accounting and Reporting.

Mr. Tehle has been a director since December 2004, and is currently Chair of the Audit Committee. He has been Executive Vice President and Chief Financial Officer of Dollar General Corporation, a large discount retailer, since June 2004. Mr. Tehle served from 1997 to June 2004 as Executive Vice President and Chief Financial Officer of Haggar Corporation, a manufacturing, marketing, and retail corporation. From 1996 to 1997, he was Vice President of Finance for a division of The Stanley Works, one of the world’s largest manufacturer of tools, and from 1993 to 1996, he was Vice President and Chief Financial Officer of Hat Brands, Inc.

Ms. Webb has been a director of the Company since July 2008, and is currently Chair of the Nominating and Governance Committee. Ms. Webb is Senior Advisor to Ticketmaster Entertainment, Inc., a diversified live entertainment ticketing and marketing company. Ms. Webb was Chief Communications and Investor Relations Officer for Ticketmaster from April 2008 to June 2009. She joined Ticketmaster after a 20-year career with The Walt Disney Company. At Disney, Ms. Webb was Executive Director of The Walt Disney Company Foundation, where she was responsible for setting strategic direction for Disney’s philanthropic efforts. Previously she was Disney’s Senior Vice President of Investor Relations and Shareholder Services. Ms. Webb has 26 years experience in treasury, investment banking, institutional and retail investor relations, and capital markets.

Directors’ Independence

The Board has analyzed the independence of each director. It has determined that the following directors are independent directors under the NASDAQ Marketplace Rules, as well as the additional Director Independence Guidelines adopted by the Board, and that these directors have no material relationships with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company): Messrs. Alpert, Goebel, Hutchison, Murphy and Tehle, and Ms. Webb. In determining whether the directors listed above are independent, the Nominating and Governance Committee and the Board of Directors considered transactions, relationships, and arrangements between the Company and entities affiliated with each of the directors. The Board of Directors determined that any such transactions, relationships and arrangements complied with the Director Independence Guidelines adopted by the Board, and do not conflict with the interests of the Company or impair the relevant director’s independence or judgment. Ms. Lang is not considered independent because she is an officer of the Company. The Jack in the Box Inc. Director Independence Guidelines are attached hereto as Exhibit A.

There are no family relationships among our directors and executive officers.

Board Meetings and Committees of the Board of Directors

The Board held eight meetings in fiscal 2009. We expect each director to attend each meeting of the Board and of the committees on which he or she serves. We also expect them to attend the Annual Meeting. During the time each director served on the Board in fiscal 2009, each director attended more than 75% of the meetings of the Board and of the committees on which he or she served. All of the then-sitting directors attended the 2009 Annual Meeting.

The Board of Directors has five standing committees: Audit, Compensation, Nominating and Governance, Finance and Executive. The authority and responsibility of each committee is summarized below. A more detailed description of the functions of the Audit, Compensation, Nominating and Governance, and Finance Committees is included in each committee charter as adopted by the Board of Directors. All committee charters can be found on the Company’s website at www.jackinthebox.com, in the “Investors” section under the link for “Corporate Governance.”

Committee Member Independence.  The Board has determined that each member of the Audit, Compensation, Nominating and Governance, and Finance Committees is an independent director for purposes of NASDAQ listing rules as well as under the additional Independence Guidelines adopted by the Board. In addition, the members of the Audit Committee are all independent as required under Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, and the members of the Compensation Committee are independent as required under Section 162(m) of the Internal Revenue Code.

Audit Committee.  As more fully described in its charter, the Audit Committee assists the Board of Directors with overseeing:

•	the integrity of the Company’s financial reports;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s performance, qualifications and independence;

•	the performance of the Company’s internal auditors; and

•	the Company’s processes for identifying, evaluating, and addressing major financial risks.

The Audit Committee has sole authority to select, evaluate, and when appropriate, replace the Company’s independent registered public accountants.

The Audit Committee meets at least each quarter with the Company’s independent registered public accountants, KPMG LLP (“KPMG”), the Company’s Director of Internal Audit, and management to review the Company’s annual and interim consolidated financial results before the publication of quarterly earnings press releases and the filing of quarterly and annual reports with the Securities and Exchange Commission (“SEC”). The Audit Committee also meets at least each quarter in private sessions with KPMG, management and the Director of Internal Audit. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by SEC rules. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee on page 23. The Audit Committee held seven meetings in fiscal 2009.

Compensation Committee.  As more fully described in its charter, the Compensation Committee assists the Board in discharging the Board’s responsibilities relating to director and executive officer compensation, and it oversees the evaluation of management. The Compensation Committee reviews and approves the Company’s compensation philosophy, each of the compensation components, equity and benefit plans, and the compensation of executive officers, including performance goals and objectives for performance-based executive compensation. The Committee approved the disclosures in the Company’s Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement. The Compensation Committee held eight meetings in fiscal 2009.

Executive Committee.  The Executive Committee is authorized to exercise all powers of the Board in the management of the business and affairs of the Company while the Board is not in session. The Executive Committee did not meet in fiscal 2009.

Finance Committee.  The Finance Committee assists the Board in advising and consulting with management concerning financial matters of importance to the Company. Topics considered by the Committee include the Company’s capital structure, financing arrangements, stock repurchase programs, capital investment policies, oversight of the Company’s retirement plans, the budget process, and the financial implications of major acquisitions and divestitures. The Finance Committee held five meetings in fiscal 2009.

Nominating and Governance Committee.  The Nominating and Governance Committee assists the Board in identifying and recommending qualified candidates to become directors. Its activities include:

•	considering nominees properly submitted by stockholders;

•	developing and recommending to the Board a set of corporate governance guidelines;

•	providing oversight with respect to the annual evaluation of Board, Committee and individual director performance, and recommending to the Board director nominees for each Board committee; and

•	assisting the Board in its oversight of the Corporation’s insider trading compliance program.

All nominees for election as Directors currently serve on the Board of Directors and are known to the Nominating and Governance Committee in that capacity. The Nominating and Governance Committee held six meetings in fiscal 2009.

Executive Sessions.  Non-employee directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Hutchison is currently designated by the Board to act as the Lead Director for such executive sessions of non-employee directors.

Policy Regarding Consideration of Candidates for Director.  The Nominating and Governance Committee has the responsibility to identify, screen, and recommend qualified candidates to the Board. The Committee also evaluates sitting directors each year. In order to be evaluated in connection with the Nominating and Governance Committee’s established procedures, stockholder recommendations for candidates for the Board must be sent in writing to the following address at least 120 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders:

Nominating and Governance Committee of the Board of Directors
c/o Office of the Corporate Secretary
Jack in the Box Inc.
9330 Balboa Avenue
San Diego, CA 92123

Any recommendation submitted by a stockholder to the Nominating and Governance Committee must include the same information concerning the potential candidate and the recommending stockholder as would be required under Article III, Section 3.16 of the Jack in the Box Inc. Bylaws if the stockholder wishes to nominate the candidate directly. In evaluating director candidates, the Nominating and Governance Committee considers the qualifications listed in the Jack in the Box Inc. Corporate Governance Principles and Practices, which are available at www.jackinthebox.com in the “Investors” section under the link for “Corporate Governance.” The following are some of the factors considered by the Nominating and Governance Committee in evaluating director candidates:

•	the appropriate size of the Board;

•	the needs of the Company with respect to particular skills, background, and experience;

•	the skills, background and experience of the nominee in light of the skills, background and experience already possessed by members of the Board;

•	experience with accounting rules and practice;

•	experience with executive compensation;

•	applicable regulatory and listing requirements, including independence requirements;

•	the benefits of constructive working relationships among directors;

•	the desire to balance the considerable benefits of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Committee considers all candidates regardless of the source of the recommendation. In addition to stockholder recommendations, the Committee considers recommendations from current directors, Company personnel and others. From time to time, the Nominating and Governance Committee retains a search firm to assist it. During fiscal year 2009, at the Committee’s request, the Company engaged one such search firm, The Alexander Group, and paid approximately $32,000 in connection with identification of possible candidates. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources.

A candidate nominated by a stockholder for election at an Annual Meeting of Stockholders will not be eligible for election unless the stockholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines (at least 120 days and no more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders) and other requirements set forth in the Company’s Bylaws.

Article III, Section 3.16 of the Company’s Bylaws provides that, in order to be eligible for election as a Director, a candidate must deliver to the Corporate Secretary statements indicating whether the candidate

(a) is a party to any voting commitment that has not been disclosed to the Company;

(b) is a party to any voting commitment that could limit the nominee’s ability to carry out a director’s fiduciary duties;

(c) is a party to any arrangements for compensation, reimbursement, or indemnification in connection with service as a director that have not been disclosed to the Company;

(d) will comply with the Company’s publicly disclosed policies and guidelines.

The foregoing is a summary of provisions of the Company’s Bylaws, and is qualified by reference to the actual provisions of Article III, Section 3.16.

Committee Assignments

In 2009, the Board of Directors approved the following Board Committee assignments and designated Murray Hutchison as the Lead Director. The Board of Directors considers new assignments and the designation of a new Lead Director each February:

Nominating &
	Audit	Compensation	Governance	Finance	Executive	Lead
Directors	Committee	Committee	Committee	Committee	Committee	Director

Michael E. Alpert			✓	Chair
David L. Goebel		✓	✓
Anne B. Gust*			Chair*
Murray H. Hutchison	✓	✓			✓	✓
Linda A. Lang					Chair
Michael W. Murphy	✓	Chair			✓
David M. Tehle	Chair			✓
Winifred M. Webb			✓	✓

*	Ms. Gust has advised the Board of Directors that she will not stand for re-election at the Annual Meeting of Stockholders in February 2010. Winifred M. Webb has been appointed interim chair of the Nominating and Governance Committee. The size of the Board has been set at seven directors effective February 10, 2010.

Corporate Governance

We operate within a comprehensive plan of corporate governance that includes high standards of professional and personal conduct. The following Corporate Governance documents appear on the Company’s website www.jackinthebox.com in the “Investors” section under the link for “Corporate Governance.” These materials are also available in print to any stockholder upon written request to the Company’s Corporate Secretary.

•	Code of Conduct: In 1998, the Company adopted a code of ethics applicable to all Jack in the Box Inc. directors, officers, and employees. This Code of Conduct is updated from time to time, most recently during fiscal 2009. The Company actively promotes ethical behavior by all employees and Board members.

The Company also provides all franchisees and significant vendors with its code of ethics and with procedures for communicating any ethics or compliance concerns.

The Company intends to satisfy the disclosure requirements of SEC Regulation S-K Item 406(d) regarding any amendment to, or waiver of, a provision of the code of ethics that applies to the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller or persons performing similar functions, by posting such information on the Company’s website. The Company has not made any such waivers and does not anticipate making any such waiver.

•	Committee Charters for the Audit, Compensation, Finance and Nominating and Governance Committees

•	Corporate Bylaws

•	Corporate Governance Principles and Practices: The Company has adopted Corporate Governance Principles and Practices, which contain general principles regarding the function of the Board of Directors and the Board Committees.

The Corporate Governance Principles and Practices include, among other matters, the following items concerning the Board:

1. Lead Director.  The non-employee directors appoint a Lead Director each year to set the agenda for and preside at the executive sessions of the Board. The Lead Director acts as the primary communication channel between the Board and the Chief Executive Officer (“CEO”). He also determines the format and the adequacy of information required by the Board. Mr. Hutchison currently serves as Lead Director.

2. Meetings of Non-Employee Directors.  The non-employee directors of the Company meet separately on a regular basis in executive session. The Lead Director is responsible for setting the agenda and presiding at the meetings.

3. Limitation on Other Board Service.  The Company’s Corporate Governance Principles and Practices set forth the Board’s policy limiting non-employee directors to simultaneous service on the Boards of no more than four public companies, including Jack in the Box Inc. The Board has an approval process that generally limits each of our officers to serving on no more than one public company’s board outside of Jack in the Box Inc. The approval process considers both the time commitment and potential business conflicts inherent in such service, and is administered by the Nominating and Governance Committee.

4. Director Independence Guidelines.  In addition to the Corporate Governance Principles and Practices, the Board has adopted Independence Guidelines, attached as Exhibit A.

5. Retirement Policy.  The Board has adopted a retirement policy under which directors may not stand for election or be appointed after age 73.

6. Board, Committee, and Individual Director Evaluations.  Each year the Directors complete an evaluation process focusing on an assessment of Board operations as a whole and the service of each director. Additionally, each of the Audit, Compensation, Finance, and Nominating and Governance Committees conducts a separate evaluation of its own performance and the adequacy of its Charter. The Nominating and Governance Committee coordinates the evaluation of individual directors and of the Board operations, and reviews and reports to the Board on the annual self-evaluations completed by the committees.

7. New-Director Orientation and Continuing Education.  The Board works with management to schedule new-director orientation programs and continuing education programs for directors. Orientation is designed to familiarize new directors with the Company and the restaurant industry as well as Company personnel, facilities, strategies and challenges. Continuing education programs may include in-house and third-party presentations and programs.

8. Attendance at Annual Meetings.  The Company’s Corporate Governance Principles and Practices sets forth the Board’s policy on director attendance at our Annual Meeting of Stockholders. It states that all directors shall make every effort to attend the Annual Meeting.

9. Stock Ownership Guidelines.  The Board has established stock ownership guidelines for non-employee directors to appropriately link their interests with those of other stockholders. These guidelines provide that, within a three-year period following appointment or election, the director should attain and hold an investment position of $150,000 in defined total stock value, exclusive of any outstanding stock options but including directly and indirectly held shares and the equivalent number of shares derived from deferral of director compensation. The Board has established ownership guidelines for senior officers. These guidelines are described in the Compensation Discussion and Analysis section of this Proxy Statement.

The Company regularly monitors developments in corporate governance and may modify its Principles and Practices as warranted. Any modifications are reflected on the Jack in the Box Inc. website at www.jackinthebox.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer, former officer, or employee of the Company. During fiscal 2009, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2009, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.

Independent Compensation Consultants

The Compensation Committee retained Towers Perrin as its independent consultant for executive compensation during fiscal 2009. A representative of Towers Perrin attended Compensation Committee meetings as requested. During fiscal 2009, Towers Perrin provided no services to management at Jack in the Box Inc. The Compensation Committee regularly reviews the services provided by its outside consultants.

Communications with the Board of Directors

Stockholders or others who wish to communicate any concern of any nature to the Board of Directors, any Committee of the Board or any individual director or group of directors, may write to a director or directors in care of the Office of the Corporate Secretary, Jack in the Box Inc. 9330 Balboa Avenue, San Diego, CA 92123, or telephone 1-888-613-5225.

Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of our Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Governance Committee. For all other matters, our Corporate Secretary will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about our Company, or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

The Compensation Committee of the Board of Directors has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. As an employee of the Company, Ms. Lang receives no additional compensation for her role as a director. Consequently, the following discussion of compensation and stock ownership guidelines applies only to non-employee directors. The Board believes that total compensation for directors should be competitive with that paid to directors in our industry peer group and in companies of similar size in the retail industry. A combination of equity and cash is provided to reflect a focus on both (i) long-term performance and shareholder value and (ii) compensation for the Board’s continuing oversight and corporate governance role.

Annual Retainer

Each director receives an annual cash retainer of $50,000. The Lead Director of the Board receives an additional $10,000 retainer.

Committee Chair and Committee Membership Retainer

In addition to the annual retainers, each director receives a retainer for their service as a committee chair or as a committee member in the amounts shown in the following table.

Committee Chair Retainer

(includes committee membership)

Audit	$25,000
Compensation	$18,750
Finance	$12,500
Nominating & Governance	$12,500

Committee Membership Retainer

Audit	$10,000
Compensation	$7,500
Finance	$5,000
Nominating & Governance	$5,000

Directors may elect to defer payment of the annual or committee retainers under the Jack in the Box Inc. Deferred Compensation Plan for Non-Management Directors (the “Deferred Compensation Plan”) described below. Upon election to the Board, the retainers are paid in cash or credited to the director’s Deferred Compensation Plan account on the first day of the month following the Annual Meeting. If a director is appointed to the Board at any other time than the Annual Meeting, a prorated retainer is paid on the first day of the month following the date of appointment.

Deferred Compensation Plan

Directors may elect to defer all or any portion of their retainers in the form of Common Stock equivalent units under the Jack in the Box Inc. Deferred Compensation Plan for Non-Management Directors. The number of Common Stock equivalents credited to a director’s account is based on a per share price equal to the average of the closing price of Jack in the Box Inc. stock on the NASDAQ Stock Market during the ten (10) trading days immediately preceding the date the deferred compensation is credited to the director’s account. The amount in a director’s account is settled in an equal number of shares of Common Stock when the director retires or terminates service from the Board. The Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code.

Other Expenses

The Company reimburses directors for actual travel and out-of-pockets expenses incurred in connection with attendance at Board and committee meetings.

Equity Awards

In fiscal 2008, the Committee engaged the services of Compensia, an independent compensation consultant, to conduct a review of director compensation relative to our industry peer group and companies of similar size in the retail industry.

The Committee also reviewed forms of director compensation and the features of the different types of equity awards with its independent consultant, Towers Perrin. Both Compensia and Towers Perrin advised the Committee that equity grants for non-employee directors should compensate directors for their role in corporate governance and strategic oversight. The Committee determined that restricted stock units (“RSUs”) better align with these director compensation objectives than do stock options. Based on this determination, the Committee made its September 2009 equity grant to non-employee directors in the form of RSUs. The following are among the features of RSUs that the Committee considered in changing from options to RSUs.

•	Restricted stock units cause the value of directors’ share ownership to rise and fall with that of other stockholders, serving the objective of alignment with shareholder interests.

•	Restricted stock and RSUs are a prevalent form of director compensation among peer companies.

•	The value of restricted stock units is less sensitive to grant price and share price movements than is the value of stock options. This mitigates directors’ personal interest in short-term share price increases.

Total direct compensation for directors is established and paid as follows:

•	Targeted total direct compensation value is set at the 50th percentile of our industry peer group and companies of similar size in the retail industry.

•	To determine the number of restricted stock units granted, the average cash compensation paid (or deferred) to the directors is subtracted from the total direct compensation. The difference is then divided by the closing price of Jack in the Box stock on the date of grant.

•	The restricted stock units vest on the first business day 12 months from the date of grant.

•	Directors may make an election to defer the restricted stock units.

Initial Stock Option Grant Dates for Newly Elected Non-Employee Directors

New directors are granted an initial equity award under the 2004 Stock Incentive Plan when they join the Board. Prior to July 2009, directors were awarded equity in the form of stock options. After July 2009, equity awards to directors have been in the form of restricted stock units. Prior to February 2009, the stock options awarded to directors fully vested six months from the grant date. After February 2009, initial stock option grants and all RSU grants vested one year from the date of grant. The number of RSUs in an initial grant to a new director is determined by doubling the number of RSUs awarded to directors in the most recent annual grant.

Director Stock Ownership Guidelines

The Board believes that all directors should have a meaningful ownership interest in Jack in the Box Inc. to align their interests with those of our stockholders. In fiscal 2007, the Board reviewed with its independent compensation consultant, Towers Perrin, the stock ownership requirements of other companies in our peer group. Following this review, the Board adopted revised ownership guidelines. These guidelines require directors to acquire and hold $150,000 in Jack in the Box Common Stock (not including stock options) within three years of joining the Board. Direct or indirect holdings and stock equivalents in the Deferred Compensation Plan are considered in determining whether a director meets stock ownership guidelines.

The table below shows each non-employee director’s ownership value as of fiscal year end 2009. As of fiscal year end 2009, each of the non-employee directors met the stock ownership guidelines, except for Mr. Goebel and Ms. Webb, who were elected to the Board effective December 19, 2008, and July 31, 2008, respectively, and who therefore have additional time to satisfy their ownership requirements.

Fiscal 2009 Compensation

The following table provides information regarding compensation for each of the Company’s non-employee directors for fiscal 2009.

2009 Non-Employee Director Compensation Table

	Retainers Earned or	RSU
	Paid In Cash	Awards
Name	(1)	(2)	Total

Mr. Alpert	$78,500	$100,350	$178,850
Mr. Goebel	$68,000	$100,350	$168,350
Ms. Gust	$81,000	$100,350	$181,350
Mr. Hutchison	$88,500	$100,350	$188,850
Mr. Murphy	$89,750	$100,350	$190,100
Mr. Tehle	$91,000	$100,350	$191,350
Ms. Webb	$71,000	$100,350	$171,350

(1)	The amount reported in the “Retainers Earned or Paid In Cash” column reflects total retainers paid to each Director in 2009 either in cash or deferred at the director’s election.

(2)	The amount reported in the “RSU Awards” column reflects restricted stock unit grants under the 2004 Stock Incentive Plan. The restricted stock units vest 100% on the first business day one year from the date of grant. This column represents the dollar amount expensed in the Company’s financial statements in fiscal 2009 for restricted stock unit awards pursuant to the FASB authoritative guidance on stock compensation, using a fair value of $20.07 for units granted on September 25, 2009. Refer to note 12 of the Company’s financial statements in its Form 10-K for the fiscal year ended September 27, 2009, for valuation assumptions. There were no forfeitures during the year by directors.

The table below sets forth the number of restricted stock units awarded in 2009 and the aggregate number of shares underlying stock options outstanding at the end of 2009.

	September 2009	Aggregate Number of
	# Restricted Stock Units	Stock Options
Name	Granted(1)	Outstanding at 9/27/09

Mr. Alpert	5,000	60,400
Mr. Goebel	5,000	24,000
Ms. Gust	5,000	110,400
Mr. Hutchison	5,000	112,600
Mr. Murphy	5,000	60,400
Mr. Tehle	5,000	60,400
Ms. Webb	5,000	24,000

(1)	These are the total restricted stock units outstanding as of 9/27/09

PROPOSAL TWO

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2004 STOCK INCENTIVE PLAN
TO INCREASE SHARE RESERVE AND MAKE CERTAIN OTHER AMENDMENTS

The Board of Directors and the stockholders approved the adoption of our 2004 Stock Incentive Plan (the “2004 Plan”) in November 2003, February 2004, and February 2005, respectively.

As of December 16, 2009, an aggregate of 736,139 shares of our Common Stock remained available for future grants under the 2004 Plan. The Board believes it important to the continued success of the Company that we have available an adequate reserve of shares under the 2004 Plan for use in attracting, retaining and rewarding the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

At the February 2010 Annual Meeting, our stockholders will be asked to approve an amendment and restatement of the 2004 Plan in order to increase, by 1,400,000 shares, the number of shares that may be issued under the 2004 Plan. On November 12, 2009, the Compensation Committee approved, subject to stockholder approval, this amendment. In light of historical usage and expected future grants, we expect that the addition of these shares will be sufficient to provide a competitive equity incentive program for 3-4 years.

We intend to register the 1,400,000 share increase on a Registration Statement on Form S-8 under the Securities Act of 1933 as soon as is practicable after receiving stockholder approval.

In addition, as approved by the stockholders in February 2005, no more than 650,000 shares (1,300,000 shares after a two-for-one split of Jack in the Box Common Stock effected in October, 2007) of this 2004 Plan reserve could have been issued upon the exercise or settlement of any restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, and performance units. If the stockholders approve this proposal, the specific numeric limit upon the exercise or settlement of such awards would be eliminated, but the new defined term of “Full-Value Shares” would be added to the 2004 Plan and Full-Value Shares would be counted against the cumulative aggregate share authorization on a one-and-three-quarters-for-one basis (i.e., each Full-Value Share would be counted against the cumulative aggregate share limit as one-and-three-quarters (1.75) shares). A Full-Value Share shall be defined to mean a share of Stock issued under the Plan pursuant to the exercise or settlement of Restricted Stock Awards and Performance Awards, including a Restricted Stock Bonus, a Restricted Stock Purchase Right, a Restricted Stock Unit, a Performance Share or a Performance Unit.

General.  The purpose of the 2004 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent, and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives may be provided through the grant of stock options (including indexed options), stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares, and performance units.

Authorized Shares.  If the stockholders approve this proposal to authorize an additional 1,400,000 shares for issuance under the 2004 Plan, the cumulative aggregate share authorization under our 2004 Plan will increase to 7,900,000.

Including the proposed 1,400,000 share increase, but deducting the number of shares subject to outstanding awards under the 2004 Plan as of December 16, 2009, a total of 2,136,139 shares would be available under the 2004 Plan if this proposal is approved by our stockholders. Without such approval, only 736,139 shares would be available for incentive compensation.

If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the 2004 Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 2004 Plan, to the award grant limitations and to all outstanding awards.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve the adoption of the proposed amendment to the 2004 Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board believes that the proposed adoption of the amendment and restatement of the 2004 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2004 PLAN.

Summary of the 2004 Plan

The following summary of the 2004 Plan is qualified in its entirety by the specific language of the 2004 Plan, a copy of which is attached as Exhibit C.

Administration.  The 2004 Plan has been and will continue to be administered by the Compensation Committee or other Committee of the Board of Directors duly appointed to administer the 2004 Plan, or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or to the Board of Directors.) Subject to the provisions of the 2004 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) and the repricing and vesting restrictions described below, amend, cancel, renew, or grant a new award in substitution for any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The 2004 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer, or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2004 Plan. The Committee will interpret the 2004 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2004 Plan or any award.

Repricing and Vesting Restrictions.  The 2004 Plan forbids, without stockholder approval, the repricing of any outstanding stock option and/or stock appreciation right. In addition, the 2004 Plan forbids any awards of Full Value Shares to be granted, or subsequently amended to provide for (1) any acceleration of vesting for any reason other than upon a Change in Control or after a participant’s death, retirement or disability, (2) vesting on the basis of continued service any more rapidly than annual pro rata vesting over three years, (3) vesting on the basis of performance over a performance period of less than twelve (12) months.

Eligibility.  Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporations of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of December 16, 2009, the Company had approximately 30,795 employees, including 9 executive officers, and seven non-management directors who would be eligible under the 2004 Plan.

Stock Options.  Each option granted under the 2004 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2004 Plan. The exercise price of each option may not be less than the fair market value of a share of Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The exercise price of each indexed stock option, and the terms and adjustments which may be made to such an option, will be determined by the Committee in its sole discretion at the time of grant. On December 16, 2009, the closing price of the Company’s Common Stock on the NASDAQ stock market was $19.52 per share. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company options and/or freestanding stock appreciation rights which in the aggregate are for more than five hundred thousand (500,000) shares.

The 2004 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Committee, or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria, or restrictions as specified by the Committee. The maximum term of any option granted before November 12, 2009, under the 2004 Plan is ten years, and the maximum term of any option granted on or after November 12, 2009, under the 2004 Plan is seven years, provided, however, that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination of service exercise applicable to each option.

Stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee and set forth in the option agreement, subject to applicable limitations of securities law.

Stock Appreciation Rights.  Each stock appreciation right granted under the 2004 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2004 Plan.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of Common Stock. The Committee may grant stock appreciation rights under the 2004 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. The maximum term of any stock appreciation right granted before November 12, 2009, under the 2004 Plan is ten years, and the maximum term of any stock appreciation right granted on or after November 12, 2009, under the 2004 Plan is seven years. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company freestanding stock appreciation rights and/or options which in the aggregate are for more than five hundred thousand (500,000) shares.

Stock appreciation rights are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.

Restricted Stock Awards.  The Committee may grant restricted stock awards under the 2004 Plan, either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase Common Stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our Common Stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

The Committee also may grant restricted stock awards under the 2004 Plan in the form of restricted stock units which represent a right to receive shares of Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Dividend equivalents shall only be payable to the extent the Participant’s right to any stock is nonforfeitable.

Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company restricted stock awards in the aggregate for more than two hundred thousand (200,000) shares of stock on which the restrictions are based on performance criteria.

Performance Awards.  The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of Common Stock and $100 per unit. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of Common Stock (including shares of restricted stock) or any combination thereof. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, for each fiscal year of the Company contained in the applicable performance period, no employee may be granted performance shares that could result in the employee receiving more than two hundred thousand (200,000) shares of Common Stock or performance units that could result in the employee receiving more than one million dollars ($1,000,000). A participant may receive only one performance award with respect to any performance period.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: sales, revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and/or amortization, net income, cash flow, expenses, stock price, earnings per share, return on stockholders’ equity, return on capital, return on invested capital, return on assets, economic value added, number of customers, market share, same-store sales, average restaurant margin, return on investment, profit after tax and customer satisfaction. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s Common Stock. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period. Dividend equivalents shall only be payable to the extent the Participant’s right to any Performance Award is earned and nonforfeitable.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death, disability or retirement prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2004 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Change in Control.  The 2004 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event (in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event) direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred, or, in the case of (iii) below, the corporation or corporations to which the assets were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing successor or purchasing corporation or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value.

In the event of a Change in Control, in which the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become exercisable, vested and payable in full immediately prior to the date of the Change in Control.

In the event of a Change in Control, the lapsing of all vesting conditions and restrictions on any shares subject to any restricted stock award, restricted stock unit award or performance award held by a participant whose service with the Company has not terminated prior to the Change in Control shall be accelerated effective as of the date of the Change in Control. For this purpose, the value of outstanding performance awards will be determined and paid on the basis of the greater of (i) the degree of attainment of the applicable performance goals prior the date of the Change in Control or (ii) 100% of the pre-established performance goal target.

Any award not assumed, replaced, or exercised prior to the Change in Control will terminate. The 2004 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

The 2004 Plan does not permit any acceleration of vesting or settlement unless a Change in Control actually occurs.

Termination or Amendment.  The 2004 Plan will continue in effect until the first to occur of (i) its termination by the Committee, (ii) the date on which all shares available for issuance under the 2004 Plan have been issued and all restrictions on such shares under the terms of the 2004 Plan and the agreements evidencing awards granted under the 2004 Plan have lapsed, or (iii) the tenth anniversary of the 2004 Plan’s effective date. The Committee may terminate or amend the 2004 Plan at any time, provided that no amendment may be made without stockholder approval if the Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the Common Stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2004 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted, nor within one year following the exercise of the option, will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Indexed Stock Options.  Options not designated or qualifying as incentive stock options, or as an indexed stock option, will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Awards.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Units Awards.  A participant generally will recognize no income upon the grant of a performance share, performance units or restricted stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options and Indexed Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

The Company has also considered Section 409A of the Code in the design and operation of the 2004 Plan. Section 409A imposes additional significant taxes in the event that an employee, director, or consultant receives “deferred compensation” that does not satisfy the requirements of Section 409A. In 2008, the 2004 Plan was amended to comply with the provisions of Section 409A, and the Committee intends to administer the 2004 Plan and all awards granted thereunder in a manner consistent with the applicable requirements of Section 409A.

New Plan Benefits

No awards will be granted under the 2004 Plan with respect to this requested share reserve increase prior to approval by the stockholders of the Company of the amended 2004 Plan containing the share reserve increase. Awards under the 2004 Plan will be granted at the discretion of the Committee and, accordingly, are not yet determinable. In addition, benefits under the 2004 Plan will depend on a number of factors, including the fair market value of the Company’s Common Stock on future dates, actual Company performance against performance goals established with respect to performance awards, and decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants under the 2004 Plan with respect to this share reserve increase.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP as the Company’s independent registered public accountants for fiscal year 2010. Although action by stockholders in this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment.

KPMG has served as the Company’s independent auditor since 1986. One or more representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders. The following proposal will be presented at the Annual Meeting:

Action by the Audit Committee appointing KPMG LLP as the Company’s independent registered public accountants to conduct the annual audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 3, 2010, is hereby ratified, confirmed and approved.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting (assuming a quorum). For this proposal, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL RELATING TO ANIMAL WELFARE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

People for the Ethical Treatment of Animals (“PETA”), 501 Front St., Norfolk, VA, 23510, beneficial owner of 198 shares of the Company’s Common Stock, has notified the Company that it intends to present a resolution at the Annual Meeting. As required by the Securities and Exchange Commission, the resolution is included below exactly as submitted. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.

For the reasons stated in the Statement of Opposition below, the Board of Directors recommends that you vote AGAINST this stockholder proposal.

PETA’s Stockholder Resolution Regarding Poultry Slaughter

RESOLVED, that to advance the company’s financial interests and the welfare of chickens killed for its restaurants, shareholders encourage the board to require its suppliers to set a timeline for switching to controlled-atmosphere killing (CAK), a less cruel method of slaughter.

Supporting Statement

Jack in the Box’s suppliers’ current slaughter method is cruel and inefficient. Consider the following:

All Jack in the Box poultry suppliers use electric immobilization in their slaughterhouses. This involves shackling live birds, shocking them with electrified water, cutting their throats, and removing their feathers in tanks of scalding-hot water.

Birds often suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield. They also peck and scratch at each other, which increases carcass contamination.

Because the electric current in the “stun” bath is kept too low to effectively render birds unconscious, and many have their throats cut while they are still able to feel pain.

Birds are often scalded to death in defeathering tanks. When this happens, they defecate, further decreasing yield and increasing the likelihood of contamination of successive birds entering the tank.

Frenzied birds flap their wings, kick workers, and vomit and defecate on them, leading to increased worker injuries and illness and poor overall ergonomics.

CAK is better for the birds’ welfare and more efficient. Consider the following benefits:

With CAK, birds are placed in chambers while they are still in transport crates, where their oxygen is replaced with inert gasses, efficiently and gently putting them “to sleep.”

Every published report on CAK concludes that it is superior to electric immobilization with regard to animal welfare, as do numerous meat-industry scientific advisors such as Drs. Temple Grandin, Mohan Raj, and Ian Duncan.

Because there is no live shackling or live scalding, product quality and yield (and animal welfare) are greatly improved and contamination is drastically decreased. The manager of a CAK turkey plant in Ohio told Poultry USA that since switching to CAK, his company is “starting to quantify the improvements in yield and labor, and see the benefits in wings, wing meat, and breast meat.”

Because workers only handle birds once the animals are dead, ergonomics improve, injury and illness rates decrease, and the opportunities for workers to abuse live birds are eliminated. The turnover at a Nebraska poultry plan dropped by 75 percent after it installed CAK. “Before, ... every week there was a new person. Now it’s turned into one of the nicer jobs in the plant,” said the owner.

The following Jack in the Box competitors are moving toward CAK:

Burger King, Popeye’s, Wendy’s, Hardee’s, and Carl’s Jr. give purchasing preference or consideration to chicken suppliers that use CAK.

Safeway, Harris Teeter, and Winn-Dixie are committed to purchasing birds killed by CAK.

KFCs in Canada are already sourcing chickens killed by CAK.

We (i.e. PETA) urge stockholders to support this socially and ethically responsible resolution.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION OF THE PROPOSAL

Jack in the Box believes the abuse or neglect of animals is unacceptable. Your Company is committed to working closely with suppliers to examine the research on animal welfare practices. The Company challenges suppliers to identify programs and practices they can implement to maximize to the greatest extent the humane treatment of animals used in the production of food sold in its restaurants.

The Company has not imposed requirements on its suppliers to implement controlled atmosphere stunning (CAS) because, as discussed more fully below, the scientific research on CAS is inconclusive regarding:

•	whether CAS is more humane than the Company’s suppliers’ current method of stunning;

•	the potential impact on human health from the gases that may be used for CAS;

•	the potential impact on the environment of the gases that may be used for CAS; and

•	the likely negative impact of CAS on food supply economics.

Currently, the scientific research concerning the animal welfare benefits of CAS is inconclusive at best. In late 2008, experts advising the Food Marketing Institute (FMI) and the National Council of Chain Restaurants (NCCR) reviewed CAS technology and its impact on the animal welfare of poultry. Following their review, in November 2008, they issued a statement concluding, in pertinent part:

“Unresolved questions still exist about the welfare effects of the individual gases and gas mixtures (e.g. CO2, argon, N2) used for controlled atmosphere stunning (CAS)...The results of research are ambiguous...Further research is needed on the effects of the use of CO2 and other “anesthetic” gases for CAS, including consideration of their potential impact on human health, the environment and food supply economics...Therefore, the FMI-NCCR Animal Welfare Advisors recommend that the poultry industry continue its efforts to identify more humane methods of slaughter...there is a need for objective, peer reviewed, scientific research to further assess the humaneness of CAS.”

The entire statement of the FMI-NCCR Animal Welfare Advisors may be accessed at http://www.fmi.org/animal_welfare/?fuseaction=cast.

Though Jack in the Box does not raise or process animals, the Company expects its suppliers to follow recognized guidelines and regulations designed to ensure that all animals used for its products are treated humanely. Your Company requires that its suppliers’ procedures meet or exceed government, industry and association standards, including those established by the United Egg Producers (UEP) and the National Chicken Council (NCC).

To continue to learn and better understand animal welfare issues and concerns, the Company has consulted during the past few years with recognized animal welfare experts, including Dr. Temple Grandin and Dr. Kellye Pfalzgraf — two of the nation’s most recognized thought leaders in the field of animal welfare. The Company encourages you to read its Animal Welfare Report, which is available at www.jackinthebox.com/corporate/corporate-responsibility/animal-welfare.

At this time, the Company believes that it is speculative to attempt to quantify the economic effect of CAS on the Company or its suppliers, and premature to make any commitment on future actions or to require timelines from its suppliers. The Company encourages continued research into CAS and other technologies that could have animal welfare advantages, and it will continue to work with recognized experts and evaluate expectations of its suppliers.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Jack in the Box Inc.’s audited consolidated financial statements for the fiscal year ended September 27, 2009.

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of the three directors named below, each of whom is an “independent director” as defined in the listing standards of the NASDAQ Stock Market. Our Board has determined that each of the members of the Audit Committee is an audit committee financial expert as defined by the Securities and Exchange Commission (“SEC”). The duties of the Audit Committee are summarized in this Proxy Statement under Board Meetings and Committees of the Board of Directors on page 5 and are more fully described in the Audit Committee charter adopted by the Board of Directors. Each year, the Audit Committee reviews and assesses the adequacy of its charter and conducts a review and evaluation of the Committee’s operations. The Audit Committee charter can be found on the Company’s website at www.jackinthebox.com, in the “Investors” section under the link for “Corporate Governance.”

Management is responsible for the Company’s accounting and financial reporting principles; for establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures as well as internal controls over financial reporting; and for the preparation, presentation and integrity of the Company’s consolidated financial statements.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and for issuing reports thereon.

Jack in the Box Inc. has an Internal Audit Department that reports to the Audit Committee and the Company’s General Counsel. The Internal Audit Department’s responsibilities include reviewing and evaluating the Company’s internal controls.

The function of the Audit Committee is not to duplicate the activities of management, or the internal or external auditors, but to serve a Board-level oversight role in which it provides advice, counsel and direction to management and the auditors. As more fully described in its charter, one of the Audit Committee’s primary responsibilities is to assist the Board in this general oversight of Jack in the Box Inc.’s financial reporting, internal controls, and audit functions. The Audit Committee has sole authority to select, evaluate, approve fees, and when appropriate, to replace the Company’s independent registered public accountants. The Audit Committee also pre-approves all services performed by the independent auditors. The Audit Committee has appointed KPMG as the Company’s independent registered public accountants for fiscal year 2010, and has requested stockholder ratification of its appointment.

During the course of fiscal 2009, the Audit Committee met and discussed with representatives of management, the Internal Audit Department staff, and the independent auditor, the matters over which the Audit Committee has oversight responsibility. The Audit Committee met regularly in separate private sessions with representatives of management, the Internal Audit Department staff, and the independent auditors. The Audit Committee reviewed and discussed with management and KPMG the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009. The Audit Committee reviewed and discussed management’s report on the effectiveness of the Company’s internal control over financial reporting and KPMG’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

The Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, the Audit Committee received the written disclosures and the letter from KPMG as required by professional and regulatory standards and discussed with KPMG its independence from the Company.

The Audit Committee has discussed with management and KPMG such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the reviews and discussions referred to above, and the reports of KPMG, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009, for filing with the SEC.

THE AUDIT COMMITTEE
David M. Tehle, Chair
Murray H. Hutchison
Michael W. Murphy

This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

The following table presents fees billed for professional services rendered by KPMG, the Company’s independent registered public accountants, for the fiscal years ended September 27, 2009, and September 28, 2008.

	2009	2008

Audit Fees(1)	$1,190,000	$1,153,000
Audit Related Fees(2)	—	1,500
Tax Fees(3)	20,000	—

KPMG Total Fees	$1,210,000	$1,154,500

(1)	Audit fees include fees for the audit of the Company’s consolidated annual financial statements and the audit of the effectiveness of internal controls over financial reporting. Audit fees also include fees for review of the interim financial statements included in our Form 10-Q quarterly reports, the review of Franchise Disclosure Documents required in connection with state registrations of our franchise offering, and the issuance of consents and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	These fees consist of assurances and services performed by our independent registered public accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included under “Audit Fees.”

(3)	Tax fees consist of aggregate fees billed for professional services rendered by our independent registered public accountants for tax compliance, tax advice, and tax planning.

Registered Public Accountants’ Independence.  The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining KPMG’s independence, and has determined that the provision of such services has not adversely affected KPMG’s independence.

Policy on Audit Committee Pre-Approval.  The Company and its Audit Committee are committed to ensuring the independence of the independent registered public accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with applicable securities rules. The Audit Committee’s pre-approval policy is set forth in the Policy for Audit Committee Pre-Approval of Services, included as Exhibit B to this Proxy Statement.

.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this Compensation Discussion and Analysis, the description of abbreviated terms include:

•	“Committee” — Compensation Committee of the Board of Directors.

•	“Consultant” — the Board’s independent compensation consultant, Towers Perrin, a nationally recognized compensation consulting firm.

•	“NEOs” — named executive officers, the Chairman and Chief Executive Officer, the Chief Financial Officer, and the three highest paid executive officers. The NEOs in fiscal 2009 are:

•	Linda A. Lang, Chairman and Chief Executive Officer (“CEO”) since October 2005, has been with Jack in the Box for 22 years.

•	Paul L. Schultz, President and Chief Operating Officer (“COO”) since October 2005, has been with Jack in the Box for 36 years. Mr. Schultz has announced his retirement effective in January 2010.

•	Jerry P. Rebel, Executive Vice President and Chief Financial Officer (“CFO”) since October 2005, has been with Jack in the Box for 6 years.

•	Terri F. Graham, Senior Vice President, Chief Marketing Officer since October 2007, has been with Jack in the Box for 19 years.

•	Charles E. Watson, Senior Vice President, Chief Development Officer since September 2008, has been with Jack in the Box for 23 years.

This Compensation Discussion and Analysis is organized into the following sections:

I. Executive Summary

II. Executive Compensation Philosophy and Objectives

III. Oversight of the Executive Compensation Program

IV. Components and Analysis of Total Compensation

V. Risk Analysis of Compensation Plans

VI. Other Executive Compensation Components

VII. Benchmarking Executive Compensation

VIII. Other Policies and Practices Relating to Executive Compensation

I.	Executive Summary

Our executive compensation programs are designed to attract and retain a high quality management team and reward for achievement of business goals.

Our incentive compensation programs are intended to align the interests of our executives with the interests of our shareholders. Payouts under these programs are directly tied to both the short- and long-term financial and operational performance of the Company. Key performance measures include earnings per share (“EPS”), return on invested capital, guest satisfaction scores, restaurant operating margin, and share price. We believe these performance measures are incentives to drive long-term shareholder value. The form of rewards and calibration of pay for performance are also intended to reflect the Company’s compensation philosophy and objectives, described later in this discussion.

Throughout fiscal 2009, the Compensation Committee, with input from its Consultant, conducted an extensive analysis of our compensation programs. The Committee’s goal was to assure that our compensation programs were well designed to meet our compensation objectives and support achievement of our business goals. As a result of its review, several changes were put in place in fiscal 2009 or will be put in place for fiscal 2010.

Highlights of changes implemented in fiscal 2009 include:

•	No tax gross-ups. The Committee and management agreed that, beginning in fiscal 2009, tax gross-ups for executive perquisites would be discontinued. The Committee also determined that, beginning in fiscal 2009, excise tax gross-ups would not be extended to new recipients of change in control agreements.

•	Change in timing of long-term incentive grants. The Committee moved annual grants of long-term incentive awards from September to November. This change was made to give the Committee more time to review and discuss the market data provided by its Consultant relative to the annual budget and long-term business plan approved by the Board at its September meetings. As a result of the Committee’s decision, none of the Company’s NEOs received an equity grant in fiscal 2009. This is reflected in the Summary Compensation Table and in the Grants of Plan Based Awards Table.

Changes to become effective in fiscal 2010 include:

•	Salary freeze. The Committee accepted management’s recommendation, in response to the significant economic downturn, that salaries of our NEOs and other executives for fiscal 2010 be frozen at fiscal 2009 levels (except for salary adjustments due to promotion). Thus, none of our named executive officers will receive a salary increase in fiscal 2010.

•	New long-term incentive program for executives in fiscal 2010. The new program will consist of a mix of stock options and performance units. Stock options will reward for share price appreciation and performance units will reward for achievement of 3-year goals for return on invested capital (“ROIC”) and guest satisfaction. Performance units will be converted and payable in shares of Jack in the Box stock. The value of stock options granted to executives will be reduced by 30% due to the introduction of performance units.

•	Revised metrics for annual incentive plan. Restaurant operating margin (“ROM”) will replace ROIC as a performance measure under the annual incentive plan. ROIC will be a performance measure applicable to performance units under the long-term incentive plan.

The FY 2010 performance measures reward achievement of key financial and operational goals and provide an appropriate balance between short- and long-term results.

Significant financial and operational accomplishments of Jack in the Box and its employees in fiscal 2009, included:

•	Improved EPS from continuing operations from $1.99 in fiscal 2008 to $2.27 in fiscal 2009;

•	Significant improvement in guest satisfaction scores over prior fiscal year;

•	Refranchised 194 Jack in the Box restaurants during the year (exceeding plan);

•	Growth in the number of Jack in the Box and Qdoba restaurants;

•	Completed the sale of our Quick Stuff convenience stores and fuel stations;

•	Outsourced the transportation function in our distribution centers;

•	Introduced the new Jack in the Box logo and completed the exterior renovations of substantially all Jack in the Box restaurant facilities as part of our brand reinvention strategy.

II.	Executive Compensation Philosophy and Objectives

A. Compensation Philosophy

The Jack in the Box compensation philosophy is to provide competitive pay for expected performance and exemplary pay for exemplary performance. Here’s how the Company defines these concepts:

•	Competitive Pay: Competitive pay is evaluated relative to the market median (50th percentile). Competitive pay includes base salary, target annual incentive levels, and target award value of long-term incentives. These values are collectively referred to as “Total Direct Compensation.”

•	Expected Performance: Expected performance is set at budgeted targets approved by the Board of Directors at the beginning of the fiscal year.

•	Exemplary Pay: Our programs are designed to provide awards of annual and long-term incentives between the median and the top quartile of market pay for exemplary performance.

•	Exemplary Performance: Exemplary performance means performance exceeding the budgeted targets approved by the Board of Directors.

Throughout this discussion, when the term “market pay” or “market” is used, we are referring to the pay levels or practices for comparable executive positions among our industry peer group companies and general industry companies of similar size in annual revenues. The peer group relied upon for this analysis is identified in the section entitled “Benchmarking Executive Compensation.”

B. Compensation Objectives

The Committee has set the following objectives for compensating executives of Jack in the Box. The Committee considers these objectives in its compensation decisions.

•	Highly Talented Executives. Jack in the Box strives to attract and retain a team of highly talented executives that can develop and execute the Company’s strategies. In order to support our talent needs, the Company provides a total compensation program that is competitive with our “comparative benchmark group” as that term is defined in the section below entitled “The Role of the Independent Compensation Consultant.”

•	Pay for Performance. The largest portion of an executive’s Total Direct Compensation is derived from performance-based pay in the form of:

•	Annual incentives that are earned based on Company performance relative to pre-determined annual financial and operational goals.

•	Performance units that are based on actual Company performance relative to financial and operating goals and that are payable in stock.

•	Stock options that provide value to executives only if the market value of the Company’s stock increases.

•	Shareholder Alignment. All of our NEOs are long-term shareholders. Thus, they are motivated to take a proprietary interest in the Company and to make decisions from the perspective of owners as well as managers. NEOs and other executives are subject to share ownership guidelines. Equity awards to NEOs and other executives have a multi-year vesting schedule or a requirement to hold until termination.

III. Oversight of the Executive Compensation Program

A. Role of the Compensation Committee

The Committee is comprised entirely of independent directors. By written charter, it administers the Company’s executive compensation program on behalf of the Board. As provided in its Charter, the Committee may form and delegate authority to subcommittees of its members. The Committee reviews and approves:

•	the Company’s compensation philosophy;

•	each component of executive compensation;

•	the Company’s equity and benefit plans;

•	the performance goals and objectives underlying the compensation programs;

•	the actual compensation of the Company’s NEOs and executives; and

•	tally sheets summarizing the total value of compensation to each NEO and the total cost incurred by the Company.

B. The Role of the Independent Compensation Consultant

As it has in recent years, the Committee retained Towers Perrin to serve as its independent compensation consultant in fiscal 2009. The Consultant provided the Committee with comparative information, advice, and perspective on matters relating to executive compensation. More specifically, the Consultant reviewed competitive compensation practices for all executive positions and, based on that assessment, advised the Committee regarding base salaries, annual incentives, and long-term incentives.

In performing its analysis, the Consultant reviewed market data from a variety of sources. The three sources below are collectively referred to as our “comparative benchmark group.”

(1) Current proxy and other public disclosures of our industry peer group companies (see “Benchmarking Executive Compensation”).

(2) Pay data from the 2009 Chain Restaurant Compensation Survey for the Company’s industry peer group companies.

(3) Pay data from the 2009 Towers Perrin executive compensation survey, which includes pay data for over 1,000 U.S. companies in all industries.

The Consultant reviewed this CD&A and the tables contained in this proxy statement. The Consultant attended five of the Compensation Committee’s eight meetings in fiscal 2009, and consulted frequently with the Committee Chair between meetings. Towers Perrin provided no other services of any kind to Jack in the Box. The Committee has sole authority to retain or terminate the services of its Consultant.

C. Role of the Chief Executive Officer in Compensation Decisions

In November 2008, the Company’s Chairman and CEO reviewed with the Committee the performance of the NEOs and other executives and provided her compensation recommendations for fiscal 2009. She also provided her perspective and recommendations on compensation and benefit plan design and strategies, financial goals and criteria for the annual incentive plan, and the amount of long-term incentive grants.

D. Tally Sheets

Each year as the Committee determines executive compensation, it reviews tally sheets prepared by the Company’s Compensation Department for all NEOs and Senior Vice Presidents. The tally sheets detail each component of compensation for the most recent three fiscal years, including:

•	base salary;

•	annual incentive;

•	value of equity grants;

•	the cost of providing health and welfare benefits;

•	match on deferred compensation; and

•	perquisites.

The tally sheets also show the current value of all equity grants held by the executive, deferred compensation accounts, and the estimated retirement benefit values as of the end of the fiscal year.

The Committee uses the tally sheets for several purposes, including to:

•	understand the actual and potential pay of our most senior executives in each year over a three year period;

•	confirm that the implementation of our compensation programs result in compensation that is consistent with our philosophy and intent; and

•	demonstrate the total value of the compensation program when considering changes in plan components, design and mix.

E. How the Committee Determined Chief Executive Officer Compensation

At its September 2008 meeting, the Board’s Consultant provided the Committee with information on CEO market pay and additional perspectives on CEO compensation. The Committee considered the competitiveness of Ms. Lang’s compensation package relative to the market. It also considered the Company’s financial and operational performance, and Ms. Lang’s individual performance in fiscal 2008. The discussion and decisions by the Committee on Ms. Lang’s compensation occurred during executive session when only independent Committee members were present. Ms. Lang did not participate.

Following these deliberations, the Committee determined the compensation package for Ms. Lang for fiscal 2009, including base salary, annual incentive targets, and equity awards. As set forth more fully in the Summary Compensation Table in this proxy, the majority of Ms. Lang’s compensation mix is incentive based and subject to the achievement of performance targets, or to the appreciation of our stock price. As explained more fully in the section entitled “Long Term Incentives,” Ms. Lang did not receive an equity award in fiscal 2009.

For fiscal 2010, the Committee accepted Ms. Lang’s request to freeze her base salary in light of the uncertain economic environment.

IV.	Components and Analysis of Total Compensation

Our total compensation program for executives consists of:

•	Total Direct Compensation (comprised of base salary, annual incentive, and long-term incentives);

•	benefits; and

•	limited perquisites.

Our program is designed to emphasize variable (“at-risk”), performance-based compensation, and to establish incentives that provide an appropriate balance between the annual and long-term performance of the Company. Each year the Committee’s Consultant provides the Committee with a comparison of the executives’ Total Direct Compensation and the Total Direct Compensation paid to executives in our comparative benchmark group. The Committee reviews this information and makes decisions regarding each of the components of compensation. The Committee evaluates Total Direct Compensation relative to market median. The majority of executive pay is at-risk and performance-based.

A.	Base Salaries

i. Objective

Base salaries are set to provide competitive fixed pay in consideration of the knowledge, skills, experience, and expertise that each executive brings to their role. This enables us access to talented executives who are critical to developing and executing our strategies.

B.	Pay Determination Process

Each November, our Chairman and CEO, in consultation with the Company’s compensation department, develops a recommended salary adjustment amount for each executive (other than herself), and provides the Committee with her recommendation. The Committee reviews the following information provided by the CEO to determine the appropriate salary level of each executive:

•	their individual performance during the fiscal year — both what was achieved (results) and how it was achieved (behaviors);

•	their experience and ability to fulfill the position requirements;

•	the criticality of their position to the Company;

•	the difficulty in replacing the executive if they were to leave the Company; and

•	the position of the executive’s salary in relation to the range of base salaries of the comparative benchmark group provided annually by the Committee’s independent Consultant.

The Committee, with input from the Lead Director and the Consultant, reviews the same criteria in assessing the performance of the Chairman and CEO.

i.	Fiscal 2009 Base Salary Decisions

In November 2008, the Committee evaluated base salaries of each executive relative to (a) market pay data provided by the Consultant and (b) pay increase recommendations provided by the Chairman and CEO for executives other than herself. Based on an assessment of the factors described above, the Committee approved pay increases for the NEO’s effective November 2008. The salary increase for Mr. Watson includes a promotional increase from Vice President to Senior Vice President at the start of fiscal 2009. The table below shows the 2009 annualized base salary of each named executive officer and the fiscal 2009 pay increase effective in November 2008.

	2008	2009	%
	Salary	Salary	Increase

Linda A. Lang	$862,500	$906,000	5.0%
Jerry P. Rebel	$450,000	$468,000	4.0%
Paul L. Schultz	$543,000	$570,000	5.0%
Terri F. Graham	$315,000	$328,000	4.1%
Charles E. Watson	$282,000	$315,000	11.7%

As this chart reflects, in fiscal 2009, the CEO’s salary was approximately 1.6 times higher than the salary of the President and COO, who was the next highest paid NEO.

ii.	Fiscal 2010 Base Salary Decisions

At its September 2009 meeting, the Committee accepted management’s recommendation to implement a salary freeze for fiscal 2010. This recommendation was accepted in response to the significant economic downturn. The effect of the salary freeze is that, except for increases resulting from promotions, none of our NEOs or other executives will receive a base salary increase in fiscal 2010.

C.	Annual Incentive Compensation

i.	Objective

The Jack in the Box annual incentive plan is designed to provide cash payments to executives and other key management and staff, based on the achievement of annual goals approved by the Committee at the start of the fiscal year. Each executive’s annual incentive is based solely on Company performance against these established goals. Thus, executives, key management, and staff are all focused on the same goals and work together to achieve those goals.

2009 Annual Incentive Compensation Metrics

2009 Performance Metrics	Weight	Purpose

Earnings Per Share (EPS — diluted)	75%	Key driver of shareholder return over the long-term
Return on Invested Capital (ROIC)*	25%	Reflects how efficiently and effectively management deploys capital

*	The formula used to calculate ROIC is:

After tax EBIT *
long-term debt plus equity minus cash

*	EBIT is defined as earnings before interest and taxes

ii.	Setting Annual Incentive Performance Goals

The Committee approves annual incentive performance goals at the conclusion of the Company’s annual financial planning process and after the Board has approved the Company’s operational plan and budget for the upcoming fiscal year. EPS from continuing operations and ROIC were selected as annual incentive goals in 2009 because the Company believes:

•	EPS is a primary accounting measure of how well the Company is performing overall, as reflected in the positive correlation of changes in EPS with share price movement provided to the Committee by its Consultant. The EPS performance measure applies to 75% of the executives’ total annual incentive potential.

•	ROIC is a key indicator of our ability to return value to our shareholders as reflected in the positive correlation of changes in ROIC with share price movement as provided to the Committee by its Consultant. This goal applies to 25% of the executives’ total annual incentive potential.

The Committee establishes goals that it believes set an appropriate challenge for the Company to achieve without creating unreasonable risks to shareholders. Typically, operating budgets and plan goals are set at performance levels exceeding prior year performance of EPS and ROIC. If the Company achieves its budget for the fiscal year, annual incentives will be paid at targeted annual incentive levels that reflect the competitive market median. If the Company outperforms budget, annual incentive payouts can range up to the top quartile in the market. If the Company underperforms budget, payouts will be below market median and fall to zero if threshold performance levels are not achieved.

iii.	Fiscal 2009 Performance

At the Committee’s September 2008 meeting, it established performance goals for fiscal 2009 that were based on the Board-approved fiscal 2009 operating plan and budget. The threshold, target, and maximum incentive payout percentages for the named executive officers, expressed as a percentage of annual base salary, are shown on the table below. The percentages are set by position level relative to market data of our comparative benchmark group and the executives’ role in the Company:

Annual Incentive Payout Percentages

	Threshold	Target	Maximum

Chairman & CEO	0%	100%	200%
EVP & CFO	0%	75%	150%
President & COO	0%	75%	150%
Senior Vice President	0%	55%	105%

In 2009:

•	EPS from continuing operations — The performance goal at budget (target) was 11.1% above prior fiscal year performance (“FY 2008”). The goal at the maximum incentive payout level was 17.2% above prior fiscal year EPS performance.

•	ROIC — The performance goal at budget was 3.8% above prior fiscal year performance. The goal at the maximum incentive payout level was 10.9% above prior fiscal year ROIC performance.

•	The Company anticipated receiving insurance recoveries in fiscal year 2009 for business interruption losses suffered in the final weeks of fiscal 2008 as a result of Hurricane Ike. However, the Company did not receive those amounts in fiscal 2009. Insurance recoveries for business interruption losses are now expected in fiscal year 2010. The Compensation Committee determined that Hurricane Ike-related insurance recoveries for business interruption losses would be excluded from financial results for purposes of computing achievement of annual incentive goals in the fiscal year in which they are received.

As certified by the Committee, our performance results for fiscal 2009 were as follows:

			2009		2009		2009	2009
	2009	2009	Target		Actual		Actual	Actual
	Target	Target	Performance		Performance		Incentive	Incentive
	Incentive	Incentive	EPS	ROIC	EPS	ROIC	Payout	Earned
Name	Payout(1)	($)	($)	(%)	($)	(%)%		($)

Linda A. Lang	100%	906,000	2.21	16.2	2.27	16.0	120.5	1,091,730
Jerry P. Rebel	75%	351,000	2.21	16.2	2.27	16.0	90.5	423,540
Paul L. Schultz	75%	427,500	2.21	16.2	2.27	16.0	90.5	515,850
Terri F. Graham	55%	180,400	2.21	16.2	2.27	16.0	63.5	208,280
Charles E. Watson	55%	173,250	2.21	16.2	2.27	16.0	63.5	200,025

(1)	Represents the percentage of annualized base salary at the end of the fiscal year.

In determining performance achievement each year, the Committee has the discretion to make adjustments when examining the Company’s operating results to account for unanticipated events that occurred during the year. There were no adjustments made in fiscal year 2009.

iv.	2010 Annual and Long-Term Incentive Performance Measures

Throughout fiscal 2009, the Committee, its Consultant, and management reviewed performance metrics for our annual incentive program, and for the performance units under our long-term incentive program. The objective of this process was to determine (i) the performance metrics that best support our business goals and value creation for our shareholders, and (ii) whether the metric is more appropriately linked with annual or long-term performance. The Committee approved the metrics and percentages shown below for fiscal 2010. The long-term incentive program is described in the section of this proxy entitled “Long-Term Incentives.”

Annual Incentive	Earnings Per Share (EPS) Restaurant Operating Margin (ROM)	75% of annual incentive 25% of annual incentive
Long-Term Incentive * (Performance Units)	Return on Invested Capital (ROIC) Voice of Guest (VOG)	20% of long-term incentive* 10% of long-term incentive*

*	The balance of long-term incentive value is awarded in the form of stock options.

Restaurant operating margin was introduced as a performance goal in our annual incentive plan in 2010. It is an important measure of how effectively the Company manages its business operations and costs. It is also a key performance metric to our franchise operators, our franchising strategy, and our shareholders and potential investors.

D.	Long-Term Incentives

i.	Objective

The Committee believes that long-term incentives in the form of equity grants (including stock options, performance units settled in shares, restricted stock units and/or restricted stock) provide strong motivation to management to develop and implement strategies that increase shareholder value.

Each year, the Committee’s Consultant provides information on the competitive value of equity grants of the comparative benchmark group and develops grant guidelines at the market 50th and 75th percentiles. The Committee considers the Company’s overall fiscal year performance, recommendations from the

Chairman & CEO, and input from the Consultant, in determining the dollar value of equity grants for each executive. These grants have historically been provided in the form of stock options and restricted stock or restricted stock units under the Stock Ownership Program. As described below, the Committee modified the long-term incentive program effective for fiscal 2010.

ii.	Date of the Equity Grants

In past years, the Committee has authorized equity grants on the date of the Committee’s regularly scheduled September meeting. At its September 2009 meeting, the Committee, with the input of its Consultant, decided that it would move decisions on long-term incentive grants to its November meeting. This change provides the Committee additional time to review and discuss market data provided by the Consultant in the context of the budget and long-term plan decisions made by the Board at its September meeting. Therefore, beginning in fiscal 2010, the Committee will consider equity grants at its regularly scheduled November meeting. The effective date of grants will be the second business day of the “window period” opened in accordance with the Company’s Employee/Insider Trading Policy after the release of the prior fiscal year end earnings. Fiscal year end earnings are generally released approximately one week following the date of the November Board meeting. Any stock options granted at that meeting will be granted with an exercise price equal to the closing price of Jack in the Box Common Stock on the effective date of grant.

iii.	2009 Equity Grants

Due to the change in the timing of equity grants from September to November, no equity grants were made in fiscal 2009.

iv.	2010 Long-Term Incentive Program

During fiscal 2009, the Committee, its Consultant, and management reviewed long-term incentive program alternatives. The Committee’s objective was to transition from grants of stock options only to grants of stock options and performance units based on long-term Company goals. The Committee decided to revise the structure and components of the executive long-term incentive program as described below:

•	Unlike the previous program which was based 100% on stock options, the total grant value under the new program will be allocated 70% to stock options, and 30% to performance units. Grants of stock options will vest one-third on each anniversary of the grant date and may be exercised up to 7 years from the grant date.

•	Performance units are intended to reinforce achievement of long-term strategic objectives, and strengthen the link of executive long-term incentives to defined, longer-term Company financial and operational goals.

•	Two-thirds of the performance units (or 20% of the total long-term incentive award potential) will be based on the achievement of a return on invested capital goal. ROIC is an appropriate long-term goal because the Company’s ROIC improvements are best measured over time as the Company’s franchising strategy is implemented.

•	The remaining one-third of the performance units (10% of the total long-term incentive award potential) will be based on the achievement of a goal tied to guest satisfaction survey results under our Voice of Guest (“VOG”) program. The VOG survey is administered and reported to us by a third-party. Guests respond to questions on factors such as quality of food, speed of service, and level of service they receive from our employees. Over 1 million such surveys are completed by our guests each year. VOG was selected because it is a leading indicator of both longer-term guest loyalty and increases in sales and profitability. It will also provide alignment of our executives with restaurant and other management personnel whose performance is measured on VOG results.

Performance units will be payable in shares of Jack in the Box stock at the end of the 3-fiscal year performance period based on achievement of the ROIC and VOG goals.

V.	Risk Analysis of Compensation Plans

The Committee believes that the Company’s executive compensation program does not encourage excessive risk or unnecessary risk taking. Our programs have been balanced to focus our executives on both short- and long-term financial and operational performance. For example, the programs each have different vesting and distribution criteria:

•	Stock options vest 33% per year.

•	Performance units are based on longer-term performance measured at the end of a three fiscal year performance period.

•	Restricted stock awards are subject to a 10-year vesting schedule and only distributed upon termination.

The incentive programs encourage executives to focus on growth and stock price appreciation in both the short and long terms.

The Committee has also adopted policies to encourage diligent and prudent decision-making and review processes. The processes that are in place to manage and control risk include:

•	The Board approves the Company’s Strategic Plan, Capital Budget, and Long-Term Plan which serve as the basis for short- and long-term goal setting.

•	During its goal-setting process, the Committee considers prior year performance relative to future expected performance to assess the reasonableness of the goals.

•	The Board retains discretion in administering all awards and performance goals, and in determining performance achievement.

•	The Committee has established a compensation recovery policy that allows the Committee to take action to recover both cash compensation and performance-based equity awards in the event of a material restatement based on fraud or intentional misconduct.

VI.	Other Executive Compensation Components

A.	Health & Welfare Benefits

i.	Objective

The Committee believes health and welfare benefits are an important component of the total compensation package. These benefits provide executives with a level of security and protection that allows them to focus their efforts more completely on the business. Benefit programs like this are common among our comparative benchmark group and are perceived by the Company as a critical component to attract and retain top talent.

ii.	Health Benefits

The health and welfare benefits provided to the NEOs and other executives are generally available to other employees in the Company. Both Company-subsidized and voluntary benefit programs are provided to our employees and generally include medical, dental, life insurance and disability coverage.

iii.	Health Reimbursement Program

In addition to the coverage provided in the regular health and welfare plans, the NEOs and other executives participate in an executive health reimbursement program. The executives pay an additional premium for reimbursement of out-of-pocket healthcare expenses that exceed coverage under the regular plans. The annual maximum reimbursement amount for each position level is shown in the table below.

Chairman & CEO	$30,000
President & COO	$30,000
Executive Vice President	$20,000
Senior Vice President	$15,000
Vice President	$10,000

iv.	Employer-Paid Term Life Insurance

The Company provides employer-paid term life insurance with a value of $770,000.

v.	Fiscal 2009

Each year the Company assesses the benefit costs and the associated premiums for health and welfare benefits. There were no significant changes made to the health and welfare benefits during fiscal 2009.

B.  Perquisites

Our NEOs and other executives receive limited perquisites that are common among our comparative benchmark group and general industry. The Committee evaluates these perquisites regularly and continues to believe they are important to allow the Company to compete for and retain executive talent. The perquisites provided to our executives in excess of $5,000 annually include:

1) Car Allowance — $13,500 annually.

2) Financial Counseling Services — Provided to the NEOs and all Senior Vice Presidents. The benefit amounts provided to NEOs in fiscal 2009 ranged from $2,555 to $18,320.

During 2009, the Committee reviewed our perquisites and practices for providing gross-ups for taxes on the value of perquisites. The Committee, with input from its Consultant, compared perquisites and gross-ups of the comparative benchmark group to determine competitiveness and business justification. The Committee and management determined that it was appropriate to discontinue the gross-ups on executive perquisites.

C.	Retirement Plans

i.	Objective

The Company’s retirement plans are designed to offer our employees, including our NEO’s, retirement income security. These plans reward for service and provide an additional incentive for our employees to build a long-term career at Jack in the Box.

ii.	Qualified Retirement Plan

Our NEOs, along with our employees generally, are participants in a tax-qualified defined benefit pension plan (“Retirement Plan”).

iii.	Non-Qualified Retirement Plan

In addition to the tax-qualified defined benefit pension plan, our NEOs and a limited number of other executives and employees are participants in the Supplemental Executive Retirement Plan (“SERP”). The SERP is a non-tax qualified pension plan. It was established in response to the Internal Revenue Code limitations on pension benefits (based on an annual compensation limit) that can be accrued under our tax-qualified defined benefit pension plan. The SERP provides additional retirement benefits in an equitable fashion as a result of the reductions in qualified pension benefits. The Company has purchased corporate owned life insurance policies to offset its obligations under the SERP. These obligations represent an unsecured claim against the Company.

In September 2007, the Committee evaluated the retirement benefits provided to participants in the SERP and the long term costs the Company bears in maintaining such a plan. At that time, the Committee approved closing the SERP to new participants effective January 1, 2007. Employees who became or become officers after this date receive an additional contribution of 4% of base salary and annual incentive to their non-qualified executive deferred compensation account for up to 10 years, as described below.

iv.	Non-Qualified Deferred Compensation Plan

The Executive Deferred Compensation Plan (“EDCP”) is available to all executives and other employees who are excluded from participating in our qualified 401(k) plan in order to enable the Company to satisfy Internal Revenue Code (“IRC”) requirements. Under this Plan, participants may defer up to 50% of base salary and up to 100% of their annual cash incentive.

•	The Company matches up to 3% of deferred base and annual incentive.

•	Vesting is over a 4-year period, 25% vesting per year.

•	All of the NEOs participate in the EDCP and, as noted above, other officers who are not in the SERP receive an additional contribution from the Company of 4% of base salary and annual incentive for a period of ten years.

Prior to 1990, executives were eligible to participate in the qualified Jack in the Box Inc. Easy$aver Plus (the “E$P”) Plan which includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code. Our current CEO and COO participated in the E$P Plan at that time. After 1989, executives and certain other highly compensated employees were excluded from participating in the E$P Plan. Executives with existing balances in the E$P Plan are able to maintain their balances in the E$P Plan; however, they can no longer make deferrals into the E$P.

VII.  Benchmarking Executive Compensation

The value of compensation provided to our executives is based on external market comparisons and internal comparisons of positions with similar scope of responsibility. For most executive positions, the Committee reviews two or three sources of competitive compensation data from among the three sources provided by the Consultant:

1)	Proxy pay disclosures for NEOs in the companies in our Industry Peer Group (see list of companies below);

2)	Chain Restaurant Compensation survey for executive positions within our industry peer group; and

3)	Towers Perrin executive compensation survey of over 1,000 companies in all industries.

Towers Perrin uses a common statistical technique of regression analysis to adjust the data for differences in company size. It also adjusts historical compensation data to arrive at current-year estimates that the Committee can use in the compensation decision-making process.

The companies in the industry peer group were reviewed by the Committee and its Consultant in fiscal 2009. Our selected peer group represents companies that meet all or most of the following characteristics:

•	Short- and long-term growth potential.

•	Relevant revenues and market capitalization to that of Jack in the Box.

•	High level of brand recognition.

•	Companies with which Jack in the Box competes for business and executive talent, or both.

Our 2009 Industry Peer Group is comprised of the following companies:

Brinker International, Inc.
Cracker Barrel Old Country Store, Inc.
CKE Restaurants, Inc.
The Cheesecake Factory Incorporated
Darden Restaurants, Inc.
DineEquity, Inc.
McDonald’s Corporation
Panera Bread Company
PF Chang’s China Bistro, Inc.
Ruby Tuesday, Inc.
Sonic Corp.
Starbucks Corporation
YUM! Brands, Inc.

The median revenue of the industry peer group for the most recent fiscal year of each company was $1.6 billion versus $2.5 billion in fiscal 2009 for Jack in the Box. The Committee’s independent Consultant used the industry peer group data and general industry data to assist the Committee with decisions on base salaries, annual incentives, and long-term incentive targets for fiscal 2009.

VIII. Other Policies and Practices Related to Executive Compensation

A.	Executive Stock Ownership Requirements

In 2002, Jack in the Box adopted a stock ownership program and guidelines for all NEOs and other officers at the senior vice president level and above. The program and guidelines are intended to assure executives are significant owners of Jack in the Box stock and take a proprietary interest in the Company and its results. The program also encourages retention of executives and aligns the long-term financial interests of these executives with those of our stockholders.

Under this program, the Committee granted restricted shares (“Ownership Shares”) to participants so that, in combination with shares directly owned by the executive, the applicable ownership requirement is met. In fiscal 2009, the Committee decided that future awards of Ownership Shares would be in the form of restricted stock units rather than restricted shares. This change applied to all new grants in fiscal 2009 and later.

•	The value of long-term incentives is reduced by the value of Ownership Shares. The value of each Ownership Share grant by the Company serves as an offset to future grants of stock options and Performance Units over a five-year period.

•	Restricted Shares “Ownership Shares.” Shares of restricted stock granted under this program are held in an escrow account maintained by the Company. Vesting of such shares is subject to the executive’s continued employment with the Company. Shares vest and are issued only upon termination.

•	Restricted Stock Units “Ownership Shares.” Like the restricted shares, the vesting of restricted stock units is subject to the executive’s continued employment with the Company. Vesting is determined and the shares are issued only upon termination.

•	Exercise of discretion with respect to vesting of restricted stock awards. The terms of the 2004 Stock Incentive Plan and the terms and provisions of the Restricted Stock Award Agreements provide authority for the Board to exercise discretion to determine whether awards will vest. The Board has expressed its intention to prevent vesting of awards in instances of awardee’s termination for cause, involuntary termination, or violations of Company policy.

Stock ownership guidelines are the lesser of a fixed number of shares or a multiple of salary. The stock ownership guidelines in 2009 are as follows:

		Value as
Position	Shares	Multiple of Salary

Chairman & CEO	400,000	500%
President & COO	160,000	400%
Executive Vice President & CFO	115,000	300%
Senior Vice President	50,000	200%

Stock Ownership for the Named Executive Officers

				Value at	Value
	Direct	Restricted	Total	9/27/09	Ownership	Meets
Name	Ownership	Shares/Units*	Shares	@$20.07	Requirement	Requirement

Linda A. Lang	20,000	200,000	220,000	$4,415,400	$4,530,000	No
Jerry P. Rebel	4,000	62,572	66,572	$1,336,100	$1,404,000	No
Paul L. Schultz	80,690	30,168	110,858	$2,224,920	$2,280,000	No
Terri F. Graham	0	28,302	28,302	$568,021	$656,000	No
Charles E. Watson	0	26,854	26,854	$538,960	$630,000	No

*	The amounts reflect restricted shares for all NEOs except Mr. Watson. The amounts shown for Mr. Watson are restricted stock units.

At its September 2009 meeting, as it does every year, the Committee reviewed the stock ownership of each NEO and Senior Vice President, seven officers in total. The Committee discussed the impact of the recession on the stock market generally and on Jack in the Box stock value in particular. The Committee determined that it would not award additional Ownership Shares in fiscal 2009.

B.	Derivative Transactions

The Company prohibits derivative transactions in Company stock. Employees, including NEOs, other executives and their families may not:

•	trade in “puts,” “calls,” or other derivative securities involving the Company’s securities;

•	engage in zero-cost collars, forward sales contracts or other hedging transactions in Company securities.

The Company strongly discourages its executives from holding any Company security in a margin account or from pledging Company securities as collateral for a loan. The terms and conditions of any margin account or pledge of Company securities by an NEO or other executive must be reported to a Company Compliance Officer before an executive enters into the transaction. The Compliance Officer must be regularly updated regarding any change in circumstance. No NEO or other executive holds any Company security in a margin account, nor have any pledged any Company security.

C.	Termination of Service

The NEOs do not have employment or severance agreements, except in the event of a change in control as described in the Compensation and Benefits Assurance Agreements discussion in the next section. When a NEO terminates employment with the Company, the executive will receive amounts according to the specific terms and provisions of each compensation plan or benefit plan as described below:

•	Amounts contributed under the Company’s qualified and non-qualified deferred compensation plans (subject to the specific terms and requirements of IRC Section 409A).

•	Amounts accrued and vested through the Company’s Pension Plans (Retirement Plan and SERP).

•	Any non-equity incentive award if terminated after the end of the fiscal year but before payment, subject to the Company’s achievement of performance goals.

If eligible to retire under a Company-sponsored retirement plan, in addition to the above, under the terms of the award agreement, the executive is entitled to the following:

•	Accelerated vesting of options equal to 5% additional vesting for each full year of service with the Company, and accelerated vesting of stock awards in accordance with the vesting schedule of each award.

•	A prorated annual non-equity incentive award based on the number of full fiscal year periods worked in the fiscal year prior to the effective date of retirement, subject to the Company’s achievement of performance goals.

If an executive dies while employed by the Company, under the terms of the stock award agreement, all outstanding options and stock awards will become 100% vested on the date of his or her death.

The values of additional potential payments to the NEOs are provided in the section entitled “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

D.	Compensation & Benefits Assurance (“Change in Control”) Agreements

Each of the NEOs, and all Senior Vice Presidents — a total of seven officers — have a Compensation & Benefits Assurance Agreement (otherwise known as a Change in Control or “CIC” Agreement) that provides compensation in the form of a lump sum payment and other benefits in the event of a qualifying termination within 24 months of the effective date of the change in control of the Company. Each agreement has a term of two years, and is subject to automatic extension for additional two-year terms unless either party to the agreement gives notice of intent not to renew. Further details are set forth in this proxy in the section entitled “Potential Payments Upon Termination or Change in Control.”

The Committee believes that CIC agreements benefit shareholders by providing an important incentive to senior management to remain focused on running the business in the case of a pending or actual change in control event.

During fiscal 2009, the list of executives covered by a CIC Agreement was reviewed by the Committee. The Committee reviewed the terms and conditions of the CIC Agreements, and discussed the potential costs to the Company. With the assistance of its Consultant, the Committee reviewed the estimated cost to the Company (i) of each CIC Agreement and (ii) in the aggregate for all CIC Agreements. The estimates showed that both the costs for individual agreements and costs in the aggregate were reasonable and in line with market practices. Costs for some executives would also decline in the future as they vest in SERP benefits. However, the Committee determined that in order to further control costs, any CIC Agreement entered into after May 7, 2009, would not provide for gross-up of any amounts payable to the executive under the CIC Agreement. The Committee will continue to monitor costs and review the terms and conditions of CIC Agreements during fiscal year 2010.

A detailed discussion of the provisions of the Compensation & Benefits Assurance Agreements and the associated monetary values is provided in this proxy in the section entitled Compensation & Benefits Assurance Agreements.

E.	Executive Compensation Recovery (“Clawback”) Policy

The Jack in the Box executive compensation recovery policy was adopted in fiscal 2008. The policy states that in the event Jack in the Box Inc. materially restates all or a portion of its financial statements due to fraud or intentional misconduct either committed by a Corporate Officer or knowingly permitted by a Corporate Officer, the Committee may take action to recover incentive cash compensation and performance-based equity awards that were based on the achievement of financial results that were subsequently restated. For purposes of this policy, a Corporate Officer is defined as an employee with the title of Corporate Vice President or above, and includes the CEO and COO of the Company’s subsidiary Qdoba Restaurant Corporation, as well as former Corporate Officers who were employed by the Company at the time of the fraud or intentional misconduct.

Executive compensation subject to recovery may include full or partial repayment of:

a) Any annual incentive or incentive cash compensation paid to the Corporate Officer, plus a reasonable rate of interest.

b) Economic gains realized from the sale of shares awarded under a performance-based equity plan.

c) Cancellation of restricted stock or units, deferred stock awards or units, and outstanding stock options to the extent vesting of such awards is performance-based.

The Committee has the sole discretion to determine what action to take in the event of a restatement, including soliciting recommendations from the Audit Committee and the full Board and retaining outside advisors to assist in making its determinations. Any actions taken by the Committee would be independent of consequences imposed by law enforcement agencies, regulators or other authorities.

F.	Tax and Accounting Information

i.	Internal Revenue Code Section 162(m)

The Committee and its Consultant consider the Internal Revenue Code Section 162(m) implications of all compensation decisions for executives. Section 162(m) places a one million dollar limit on the amount of compensation that Jack in the Box can deduct in any one year for each named executive officer. Performance-based pay is excluded from this limit. With this in mind, our compensation programs are designed to provide the largest portion of an executive’s compensation through our annual cash incentive plan and long-term incentive plan in the form of stock options and performance units, both of which are considered performance-based compensation. (Restricted stock awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1.0 million deductibility limit.)

ii.	Internal Revenue Code Section 409(a)

•	Tax treatment of deferred compensation: Under Internal Revenue Code Section 409A, amounts deferred by an employee under a non-qualified deferred compensation plan (such as the SERP and EDCP) may be included in gross income when deferred, and therefore be subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.

•	Tax Treatment of Stock Options: Stock options may be exempt from Section 409A if:

•	the exercise price is not less than the fair market value on the grant date;

•	the number of shares subject to option is fixed on the grant date; and

•	there is no subsequent deferral feature under the option.

The Company administers the SERP, the EDCP and stock option awards consistent with Section 409A requirements.

G.	Expensing of Stock Options

The Company accounts for option expensing under the FASB authoritative guidance on stock compensation and uses a binomial valuation model prepared annually by AON Consulting to determine the “fair value” of our stock options at grant.

COMPENSATION COMMITTEE REPORT

The Jack in the Box Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. The Committee assists the Board in fulfilling its responsibilities regarding compensation matters, and is responsible under its charter to determine the compensation of Jack in the Box executives. This includes reviewing all components of pay for our CEO and the other NEOs. The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with its Consultant, with management and with the Board. Based on this review and discussion, the Committee, on behalf of the Board, has authorized that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2009, ended September 27, 2009.

THE COMPENSATION COMMITTEE
Michael W. Murphy, Chair
David L. Goebel
Anne B. Gust
Murray H. Hutchison

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the named executive officers serving at the end of fiscal 2009 (September 27, 2009) including our CEO, CFO and the three other most highly compensated executive officers, as required under the Securities and Exchange Commission rules (“named executive officers” or “NEOs”). The table includes compensation paid, the compensation expense of stock and option awards, non-equity incentive plan compensation earned, change in pension value and non-qualified deferred compensation earnings and all other compensation, whether paid or deferred. Compensation for fiscal 2008 and 2007 is shown for the named executive officers who also were named executive officers in either of those years.

Summary Compensation Table

						Non-Equity	Change in
						Incentive	Pension
						Plan	Value &
				Stock	Option	Compen-	NQDC	All Other
	Fiscal	Salary	Bonus	Awards	Awards	sation	Earnings	Compensation	Total
Name & Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Linda A. Lang	2009	900,981		251,695	3,021,487	1,091,730	1,734,052	107,713	7,107,658
Chairman of the Board	2008	849,519		251,695	2,089,549	802,729	4,627,300	87,042	8,707,834
& CEO	2007	744,230	—	251,695	1,252,783	1,125,000	1,138,115	89,904	4,601,727
Jerry P. Rebel	2009	465,923		109,014	1,013,185	423,540	351,999	72,938	2,436,599
Executive Vice President	2008	443,192		109,014	669,703	313,515	531,645	80,850	2,147,919
& Chief Financial Officer	2007	388,000	—	109,014	339,923	469,200	121,864	79,671	1,507,672
Paul L. Schultz	2009	566,885		53,171	1,864,568	515,850	640,878	79,017	3,720,369
President & Chief Operating	2008	539,423		53,171	1,861,687	378,308	3,101,096	84,843	6,018,528
Officer	2007	508,880	—	53,171	954,311	691,200	622,758	97,714	2,928,034
Terri F. Graham	2009	326,500		75,596	366,645	208,280	350,636	49,258	1,376,915
Senior Vice President &
Chief Marketing Officer
Charles. E Watson	2009	315,000		127,823	438,663	200,025	277,441	55,753	1,414,705
Senior Vice President & Chief Development Officer

(1)	This column represents the base salary earned during the fiscal year, including any amounts deferred by the NEOs in the Executive Deferred Compensation Plan.

(2)	The value of stock awards represents the dollar amount expensed in the Company’s financial statement in 2009, and includes awards made in 2009 and prior year. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Refer to Note 12 Share-Based Employee Compensation in the Company’s financial statements in the Form 10-K for valuation assumptions.

(3)	The value of option awards represents the dollar amount expensed in the Company’s financial statement in 2009 for option awards pursuant to the FASB’s authoritative guidance on stock compensation; and includes awards made in 2008 and prior years. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures. See the Grants of Plan-Based Awards Table for grant specific information. Refer to Note 12 Share-Based Employee Compensation in the Company’s financial statements in the Form 10-K for valuation assumptions.

(4)	Amounts in this column reflect the annual incentive awards earned by each NEO for fiscal 2009 under our annual incentive plan for executives. Performance achievement is approved by the Committee at the November meeting following the end of the fiscal year. Payment of incentives is made in November following Committee approval and reported in the Summary Compensation Table for the fiscal year of which the incentive is earned.

(5)	The change in pension value includes the estimated present values of both the qualified pension plan and the SERP. Our NEOs become vested in the qualified pension plan after five years, and become vested in the SERP after attaining age 55 and completing 10 years of service. As of the date of this Proxy Statement, Ms. Lang, Mr. Rebel, Ms. Graham, and Mr. Watson are not yet vested in the SERP and, as of the end of fiscal 2009, would have no benefits payable under the SERP. Mr. Schultz, who has announced his retirement effective January 31, 2010, is vested in the SERP. The changes in pension value are based on the differences between the June 30, 2007, June 30, 2008, and September 27, 2009 actuarial present values of accrued benefits payable over their lifetimes, assuming each of the NEOs does not retire before the Plan’s earliest retirement date with unreduced benefits. The Plan’s earliest retirement date with unreduced benefits is age 62. The change in pension values over the three years shown in this table represent changes in (i) salary and bonus, (ii) years of service, and (iii) the discount rates used in estimating present values. The discount rates used to determine the change in the qualified pension plan value were 6.50% as of June 30, 2007, 7.30% as of June 30, 2008, and 6.16% as of September 27, 2009. The discount rates used to determine the change in the SERP value were 6.50% as of June 30, 2007, 6.00% as of June 30, 2008, and 6.00% as of September 27, 2009. The actuarial present value of accrued benefits is based on the same interest rate and mortality rate assumptions used in the Company’s financial statements. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP estimates, projected to 2010, combined for employees and annuitants, separate for males and females, with white collar adjustment. No pre-retirement mortality, retirement, or termination has been assumed for the present value factors). See the sections entitled Retirement Plan, Supplemental Executive Retirement Plan and Pension Benefits Table for a detailed discussion of the Company’s pension benefits. The Company does not provide above-market or preferential earnings on non-qualified deferred compensation; for this reason only pension accruals are shown.

(6)	Amounts in this column are detailed in the following “All Other Compensation Table.”

All Other Compensation Table

			Deferred			Company
			Compensation	Financial	Supplemental	Paid Life
	Other	Car/Cell	Matching	Counseling	Health	Insurance	Total All Other
Name	(1)	Allowance	Contributions	Services	Insurance	Premiums	Compensation

Linda A. Lang	$1,985	13,500	59,781	18,320	14,127	0	107,713
Jerry P. Rebel	$0	13,874	26,684	13,732	18,362	286	72,938
Paul L. Schultz	$2,135	14,414	32,482	15,587	14,209	190	79,017
Terri F. Graham	$1,935	14,580	16,043	2,555	13,726	419	49,258
Charles E. Watson	$0	14,580	15,451	11,565	13,726	431	55,753

Footnote

(1)	Amounts in this column include taxable income associated with attendance of the spouses of Ms. Lang, Mr. Schultz, and Ms. Graham at the Company’s annual Circle of Excellence awards ceremony.

Grants of Plan-Based Awards

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or	Grant Date
					Number of	Number of	Base Price of	Fair Value of
		Estimated Future Payouts Under			Shares of	Securities	Option	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)	Awards(4)

Linda A. Lang	N/A	$0	906,000	1,812,000	—	—	—	—
Jerry P. Rebel	N/A	$0	351,000	702,000	—	—	—	—
Paul L. Schultz	N/A	$0	427,500	855,000	—	—	—	—
Terri F. Graham	N/A	$0	180,400	344,400	—	—	—	—
Charles E. Watson	N/A	$0	173,250	330,750	—	—	—	—
	2/12/2009	—	—	—	26,854	—	—	$624,893

(1)	This column represents the potential payouts under our annual incentive plan for executives in fiscal 2009, which were earned based on performance in fiscal 2009. This table shows the potential payouts at threshold, target and maximum levels of payouts based on the executive’s annualized base salary as of September 27, 2009. The “Summary Compensation Table” for fiscal 2009 shows the actual incentive compensation earned by our NEOs.

(2)	Mr. Watson was granted an award of restricted stock units in February 2009, in connection with his promotion to senior vice president in fiscal 2009. This award will be applied ratably as an offset to future grants of stock options and performance units awarded to Mr. Watson over the next five years.

(3)	Due to the change in the timing of equity grants from September to November, no equity grants were made in fiscal 2009.

(4)	This amount does not reflect actual value realized by Mr. Watson. As discussed in greater detail in the Compensation Discussion and Analysis section entitled “Executive Stock Ownership Requirements”, awards are granted in the form of restricted stock units and settled in equivalent shares of Common Stock. The value is calculated by multiplying the number of units awarded by the market closing price of Jack in the Box stock ($23.27) on the date of grant February 12, 2009.

Outstanding Equity Awards at Fiscal Year End 2009

The following table provides information on all outstanding option awards and unvested stock awards held by each of the named executive officers at the end of fiscal 2009. Each option grant is shown separately and the vesting schedule is shown as a footnote (2) to the table. The market value of the restricted stock awards is based on the closing price of Jack in the Box Inc. Common Stock as of the last trading day of the fiscal year, September 27, 2009, which was $20.07.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
						Number		Awards:	Payout
						of	Market	Number of	Value of
	Option Awards(1)					Shares	Value of	Unearned	Unearned
		Number of	Number of			or Units	Shares or	Shares,	Shares,
		Securities	Securities			of Stock	Units of	Units	Units or
		Underlying	Underlying			That	Stock That	Other	Other
		Unexercised	Unexercised	Option	Option	Have	Have Not	Rights	Rights
	Option	Options	Options	Exercise	Expiration	Not	Vested	That Have	That Have
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Vested(2)	($)(3)	Not Vested	Not Vested

Linda A. Lang	—	—	—	—	—	145,500	2,920,185	—	—
	9/10/2004	114,000	0	$14.46	9/10/2014
	9/16/2005	161,200	0	$17.625	9/16/2015
	9/15/2006	138,600	46,200	$26.28	9/15/2016
	9/14/2007	200,000	100,000	$30.69	9/14/2014
	9/12/2008	122,333	244,667	$24.74	9/12/2015
Jerry P. Rebel	—	—	—	—	—	50,056	1,004,624	—	—
	9/10/2004	3,750	0	$14.46	9/10/2014
	9/16/2005	40,950	0	$17.625	9/16/2015
	9/15/2006	49,500	16,500	$26.28	9/15/2016
	9/14/2007	66,666	33,334	$30.69	9/14/2014
	9/12/2008	40,000	80,000	$24.74	9/12/2015
Paul L. Schultz	—	—	—	—	—	0	0	—	—
	9/16/2005	137,400	0	$17.625	9/16/2015
	9/15/2006	73,500	24,500	$26.28	9/15/2016
	9/14/2007	78,666	39,334	$30.69	9/14/2014
	9/12/2008	46,666	93,334	$24.74	9/12/2015
Terri F. Graham	—	—	—	—	—	28,302	568,021	—	—
	11/6/2003	26,000	0	$9.45	11/6/2013
	9/10/2004	40,000	0	$14.46	9/10/2014
	9/16/2005	25,000	0	$17.625	9/16/2015
	9/15/2006	15,000	5,000	$26.28	9/15/2016
	9/14/2007	26,666	13,334	$30.69	9/14/2014
	9/12/2008	13,333	26,667	$24.74	9/12/2015
Charles E. Watson	—	—	—	—	—	26,854	538,960	—	—
	9/10/2004	10,000	0	$14.46	9/10/2014
	9/16/2005	12,500	0	$17.625	9/16/2015
	9/15/2006	15,000	5,000	$26.28	9/15/2016
	9/14/2007	16,000	8,000	$30.69	9/14/2014
	9/12/2008	16,666	33,334	$24.74	9/12/2015

Footnotes

(1)	Option Awards Vesting Schedule By Grant Date:

11/06/2003	25% vests each year for four years from date of grant
09/10/2004	25% vests each year for four years from date of grant
09/16/2005	25% vests each year for four years from date of grant
09/15/2006	25% vests each year for four years from date of grant
09/14/2007	33% vests each year for three years from date of grant
09/12/2008	33% vests each year for three years from date of grant

(2)	Represents unvested restricted stock awards or units granted under the executive stock ownership program. Vesting is subject to the executive’s continued employment with the Company. Restricted stock is issued only upon termination.

(3)	The market value was determined by multiplying the number of stock awards granted by the closing market price on September 27, 2009 ($20.07).

Option Exercises and Stock Vested in Fiscal 2009

The table below provides information on stock option exercises and shares acquired on the vesting of stock awards by the named executive officers:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name & Position	(#)	($)	(#)	($)

Linda A. Lang	0	0	0	0
Jerry P. Rebel	0	0	0	0
Paul L. Schultz	50,000	477,000	0	0
Terri F. Graham	0	0	0	0
Charles E. Watson	0	0	0	0

Retirement Plan.  The Company offers retirement benefits under a qualified Company-funded defined benefit plan. The Retirement Plan provides the same benefits to NEOs as are made available to other employees employed in an administrative, clerical, or restaurant hourly position that have reached age 21 and completed one year of service with at least 1,000 hours of service. The Plan provides that a participant retiring at age 65 will receive an annual benefit, as follows:

1.	One-percent (1%) of Final Average Pay multiplied by Benefit Service, plus

2.	0.4% of Final Average Pay in excess of Covered Compensation multiplied by Benefit Service (maximum of 35 years of service).

Benefits are subject to grandfathered minimum benefit accruals under the previous plan as of December 31, 1988. Key provisions and terms of the plan include:

•	Final Average Pay is defined as the highest five consecutive calendar years of pay (base and annual incentive) out of the last ten years of eligible service as an eligible employee.

•	Pay excludes deferrals into the Executive Deferred Compensation Plan. Pay that can be taken into account for purposes of the formula is subject to an annual limit under the federal tax laws; the limit for 2009 is $245,000.

•	Benefit Service is defined as the entire period of employment in calendar years and months while an eligible employee.

•	Participants are credited with one full year of vesting service for a plan year during which 1,000 hours are worked.

•	Participants are 100% vested after completing five years of vesting service or reaching normal retirement age. Participants are not vested until they have completed five years of service at which time they are 100% vested.

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) and various tax laws may cause a reduction in the annual retirement benefit payable under the Retirement Plan. Although normal retirement age is 65, benefits may begin as early as age 55 if participants meet the service requirements defined in the Retirement Plan; benefits payable are reduced 5/12 of 1% for each month benefits begin before normal retirement age. As of January 1, 2008, the plan was amended to allow plan participants that terminate prior to age 55 with 20 years of benefit service or more to begin collecting benefits as early as age 55; benefits payable are reduced 5/12 of 1% for each month benefits begin before age 65.

•	Retirement Plan benefits are not permitted to be paid to participants while they are actively employed with Jack in the Box Inc.

•	Retirement Plan benefits are typically paid in the form of a monthly annuity. Participants may not elect a lump sum payment under the Retirement Plan.

Supplemental Executive Retirement Plan.  The SERP was established in 1990 for selected executives in response to legislation restricting qualified plan benefits for “highly compensated employees.” The SERP provides for a percentage of replacement income based on Service and Final Average Compensation. The SERP numbers shown in the Pension Benefit Table are not lump sum payments, but rather, represent the present value of the estimated amount payable over an executive’s lifetime. The estimates assume retirement at age 62.

•	Final Average Compensation for purposes of the SERP is defined as the average of the five highest calendar years of pay (base salary and annual incentive) out of the last ten years of employment with the Company.

•	Benefit Service is defined as the entire period of employment in calendar years and months while an eligible employee.

•	The SERP provides that a participant retiring at age 62 will receive an annual benefit, as follows:

1.	The target replacement income from all Company funded sources is 60% of Final Average Compensation.

2.	There is no reduction in the target replacement income percentage (60%) for eligible officers with 20 or more years of service.

3.	For eligible officers with less than 20 years of service, the target replacement income percentage is determined by multiplying the number of years of service times 3%, up to a maximum of 20 years.

•	In order to be eligible for a retirement benefit under the SERP, the participant must attain the earlier of (i) age 62 or (ii) age 55 with ten years of service while employed at Jack in the Box or while disabled.

•	Death benefits are payable if the participant dies while employed.

•	Although normal retirement age is age 62, benefits may begin as early as age 55 reduced 5/12 of 1% for each month benefits begin before age 62.

•	SERP benefits are not permitted to be paid to participants before their termination of employment with Jack in the Box Inc.

•	Benefits are typically paid in the form of a monthly annuity. Participants may not elect a lump sum payment under the Plan.

•	The SERP is unfunded and represents an unsecured claim against the Company.

•	The SERP was closed to new participants effective January 1, 2007.

Prior to January 1, 2007, all executives, including the NEOs, were able to participate in the Company’s defined benefit plan and Supplemental Executive Retirement Plan if they met certain eligibility requirements.

In 2007, the Committee evaluated the retirement benefits provided to participants in the SERP and the long term costs the Company bears in maintaining such a plan. Based on this evaluation, the Committee approved closing the SERP to new participants.

•	All executives hired on or after January 1, 2007, receive an additional Company contribution of 4% of base salary and annual incentive to their EDCP account for up to ten years since they are not participants in the SERP.

Pension Benefits Table

The pension table below shows the actuarial present value of the accumulated benefits of each NEO as of the end of the measurement year (September 27, 2009), including years of credited service, under the Retirement Plan and Supplemental Executive Retirement Plan. Present values were calculated using the interest rate and mortality assumptions used in the Company’s financial statements.

		Number of	Present Value of
		Years	Accumulated	Payments
		Credited	Benefit at Normal	During Last
Name	Plan Name	Service	Retirement Age(1)	Fiscal Year

Linda A. Lang	Retirement Plan	22	$376,650	—
	SERP(2)	22	$9,826,567	—
Jerry P. Rebel	Retirement Plan	6	$106,584	—
	SERP(2)	6	$1,104,602	—
Paul L. Schultz	Retirement Plan	34	$776,734	—
	SERP	34	$6,082,647	—
Terri F. Graham	Retirement Plan	19	$216,315	—
	SERP(2)	19	$1,562,112	—
Charles E. Watson	Retirement Plan	23	$467,737	—
	SERP(2)	23	$2,266,579	—

(1)	The estimated present value of accumulated benefits under the qualified pension plan is based on a discount rate of 6.159% as of September 27, 2009. The estimated present value of accumulated benefits under the SERP is based on a discount rate of 6.0% as of September 27, 2009. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP calculations, projected to 2010, combined for employees and annuitants, separate for males and females, with white collar adjustment. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date with unreduced benefits. No pre-retirement mortality, retirement, or termination has been assumed for the present value factors).

(2)	As of the end of the measurement period (September 27, 2009), Ms. Lang, Mr. Rebel, Ms. Graham, and Mr. Watson are not yet vested in the SERP, and would have no benefits payable under the SERP. Mr. Schultz who announced his retirement as of January 31, 2010, is vested in the SERP.

Non-Qualified Deferred Compensation Plan Table

The table below shows the contributions for each named executive officer made into the Executive Deferred Compensation Plan, including Company contributions, aggregate earnings, and aggregate distributions for last fiscal year. All NEOs in the table below are 100% vested in the Company contributions.

Non-Qualified Deferred Compensation Plan Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in Last FY(a)(1)	in Last FY(b)(1)	in Last FY(c)(2)	Distributions	Last FYE(d)(3)

Linda A. Lang	$252,765	59,781	(30,320)	0	1,412,121
Jerry P. Rebel	$39,814	26,684	(20,163)	0	262,692
Paul L. Schultz	$61,654	32,482	(11,570)	0	2,346,758
Terri F. Graham	$54,041	16,043	(15,227)	0	486,425
Charles E. Watson	$34,232	15,451	1,144	0	736,578

(1)	All of the amounts reported in columns (a) and (b) are also reported as compensation in the 2009 Summary Compensation Table.

(2)	None of the amounts reported in column (c) are reported in the 2009 Summary Compensation Table. Losses are shown in parens.

(3)	Amounts reported in column (d) are included in the Company’s Summary Compensation Table in prior years if the named executive officer was an NEO in previous years. The balance reflects the cumulative value of each NEO’s deferrals, match, and investment gains or losses.

Executive Deferred Compensation Plan.  The EDCP was adopted in 1990 for all executives and other highly compensated employees excluded from participation in the Easy$aver Plus 401k Plan (“E$P Plan”) and is a non-qualified deferred compensation plan. The EDCP is unfunded, and participants’ accounts represent unsecured claims against the Company.

•	Participants may defer up to 50% of base salary and up to 100% (less applicable taxes) of annual incentive pay.

•	Company matches 100% of the first 3% of the participant’s compensation that is deferred into the EDCP.

•	Participants receive full and immediate vesting of their own contributions and vest in the matching contributions at the rate of 25% per year, becoming fully vested only after they have completed four full years of service with the Company.

•	Beginning January 1, 2007, new officers, who otherwise would have been eligible for the SERP, receive an additional Company contribution for up to ten years, of 4% of base salary and annual incentive in their EDCP account. Participants vest 25% per year in the additional Company contributions.

•	Amounts deferred and vested before January 1, 2005, are grandfathered and are not subject to IRC Section 409A (including the five year delay rule for election changes and the “specified employee” six month delay rule).

•	Choice of 24 investment funds in an array of asset classes made available by the Company and selected by the participant. Benefits under this plan include an earnings component based upon theoretical investment options (they are designed to match the performance of actual investments). Investment options do not provide preferential earnings.

•	A participating officer elects when plan year balances are distributed, while employed and/or upon separation from service. All deferrals and distributions are subject to the requirements of Section 409A of the Internal Revenue Code. In general, the following refers to non-vested balances and amounts deferred after January 1, 2005:

1.	A participant may elect when making a deferral election to receive distributions from the EDCP, called Scheduled In-Service Withdrawals, while employed. Instead of on termination of employment, Company contributions are excluded from Scheduled In-Service Withdrawals. A Scheduled In-Service Withdrawal permits a participant to receive a specific plan year’s deferral balance as early as 2 years after the end of the plan year. Scheduled In-Service Withdrawals are paid in January of the year as designated by the officer in the form of a lump sum. These withdrawals may not be accelerated. Election changes are subject to a five-year delay in the start of benefit payments from the former scheduled withdrawal date, in accordance with Internal Revenue Code Section 409A.

2.	During open enrollment, a participant may elect the method in which deferrals are paid upon termination of employment. Participants may select from two to ten annual installments or a lump sum. Although elections for termination payments are carried forward year to year, a different payment method may be selected, but election changes are subject to a five-year delay in the start of benefit payments from termination as defined under IRC Section 409A. Payments upon termination of employment will be delayed for six months after termination if the participant qualifies as a “specified employee” under IRC Section 409A.

Compensation & Benefits Assurance Agreements.  The Company considers Compensation & Benefits Assurance (“CIC”) agreements it has entered into with key executives to be in the best interest of its stockholders to foster the continuous employment of key management without potential distraction or personal concern if the Company were to be acquired by another company (“change in control”). These agreements help facilitate successful performance by key executives during an impending change in control, by protecting them against the loss of their positions following a change in the ownership or control of the Company, and ensuring that their expectations for long-term incentive compensation arrangements will be fulfilled. Generally, under the agreements, a change in control is defined to include (i) the acquisition by any person or group of 50% or more of the combined voting power of the Company (excluding acquisitions by the Company benefit plans or certain affiliates), (ii) circumstances in which individuals constituting our board of directors generally cease to constitute a majority of the board, (iii) certain mergers, consolidations, sales of assets or a stockholder-approved liquidation of the Company.

These CIC agreements provide certain specified benefits to key executives if, within twenty-four full (24) calendar months from the effective date of a change in control event, their employment is terminated

(i) involuntarily other than for cause, death, or disability, or

(ii) voluntarily for good reason. Voluntary termination for good reason is defined as:

(a) the assignment of the executive to duties or responsibilities inconsistent with the executive’s status or a reduction or alteration in the nature or status of the executive’s duties or responsibilities in effect as of ninety (90) days prior to the change in control event.

(b) the acquiring company’s requirement that an executive be based at a location in excess of fifty (50) miles from the executive’s location immediately prior to a change in control, (iii) a reduction in base salary in effect on the effective date of the change in control or failure by the company to increase annual base salary from time to time.

(c) failure of the acquiring Company to keep in effect any of the Company’s compensation, health and welfare, or retirement benefit plans, or any perquisites unless an alternative plan is provided of at least a comparable value, or

(d) any breach by the acquiring Company of its obligations under this agreement.

These terms are defined as a “Qualifying Termination.” CIC agreement benefits are not provided for terminations by reason of death, disability, voluntary termination without Good Reason, or the Company’s involuntary termination of the Executive’s employment for Cause.

In the event of a change in control of the Company and Qualifying Termination of an executive covered under a Compensation & Benefits Assurance agreement, the executive is entitled to the following severance benefits:

1.	A lump-sum cash payment equal to the executive’s unpaid annualized base salary, accrued vacation pay, and unreimbursed business expenses.

2. A lump sum cash amount equal to a multiple of the executive’s then-current annual base salary.

Officer	Position	Multiple of Salary

Linda A. Lang	Chairman & CEO	3.0
Jerry P. Rebel	EVP & CFO	2.5
Paul L. Schultz	President & COO	2.5
Terri F. Graham	SVP, Chief Marketing Officer	1.5
Charles E. Watson	SVP, Chief Development Officer	1.5

3.	A lump sum cash incentive award equal to the greater of the average annual incentive percentage for the last three fiscal years prior to the change in control effective date times the lump sum cash amount described in #2 above, or the average dollar amount of annual incentive paid for the last three fiscal years prior to the change in control. If an executive does not have three full years of incentive awards, the Company will apply the target incentive award percentage for each missing year.

4.	Continuation of health insurance coverage at the same cost and same coverage level as in effect on an executive’s Qualifying Termination (subject to changes in coverage levels applicable to all employees generally) for a specified coverage period. This coverage runs concurrently with any coverage provided under the COBRA. If this requires a monthly payment amount, the Company will pay the required amount adjusted on a pre-tax basis. If an executive receives health insurance coverage with a subsequent employer prior to the end of 18 months, the continuation of health insurance coverage under this agreement will be discontinued.

Officer	Position	Coverage Period

Linda A. Lang	Chairman & CEO	36 months
Jerry P. Rebel	EVP & CFO	30 months
Paul L. Schultz	President & COO	30 months
Terri F. Graham	SVP, Chief Marketing Officer	18 months
Charles E. Watson	SVP, Chief Development Officer	18 months

5.	The executive shall receive standard outplacement services, at Company expense, from a nationally recognized outplacement firm selected by the executive officer, for a period of up to one (1) year from the date of Qualifying Termination.

6.	All unvested restricted stock and stock options become fully vested, subject to the terms of the applicable Company Stock Incentive Plan.

7.	In the event that any portion of the payments and benefits provided for under the agreement are considered excess parachute payments under section 280G of the Internal Revenue Code and are thus subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the agreement provides for a conditional gross-up payment to reimburse the executive for the excise tax and additional taxes resulting from the imposition of the excise tax. The gross-up payment will be made, however, only if the amounts treated as “parachute payments” under Section 280G exceed the maximum amount payable under Section 280G (the “Section 280G Limit”) by more than 10%. If the parachute payments exceed the Section 280G limit by 10% or less, then the payments to the executive will be reduced to an amount that is one dollar less the Section 280G limit. The potential tax “gross up” payment is only applicable in the event of a change of control of the Company and, in the Committee’s view, is an appropriate method for the Company to insulate the executives from excise tax imposed under Section 1999 of the Code.

Supplemental Executive Retirement Plan.  In the event of a change in control and an involuntary termination not for cause or a voluntary termination for good reason, in accordance with the SERP, the named executive officer shall receive, in the form of three annual installments commencing on termination, the actuarial equivalent of his/her accrued early retirement benefit. Distributions under the SERP are subject to guidelines as listed under Section 409A of the Internal Revenue Code.

Non-Qualified Deferred Compensation.  In the event of a change in control, in accordance with the Executive Deferred Compensation Plan, participants shall become 100% vested in Company contributions. Accounts shall be distributed in accordance with the participant’s existing distribution election (on termination of employment or under a scheduled in-service withdrawal). Distributions under the EDCP are subject to guidelines as listed under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following table reflects the potential payments that would be due to four of our five named executive officers in the event of: (1) under our Compensation and Benefits Assurance agreement, both, a) a change in control, and b) either an involuntary termination not for cause or a voluntary termination for good reason, or (2) a termination of employment not related to a change in control. The potential payments assume a September 28, 2008 effective date and, where applicable, using the closing price of our Common Stock of $22.06 on September 28, 2008 (the last market trading day in the fiscal year). The amounts shown are estimates of the payments that each named executive officer would receive in certain instances. Actual amounts payable will only be determined upon the actual occurrence of any such event.

In the event of a termination not related to a change in control, named executive officers will receive amounts under the terms and provisions of the specific plans in which they are a participant. The amounts shown in the table below were prepared by the Committee’s compensation consultant, Towers Perrin, the Company’s actuary MullinTBG, and the Company’s Compensation and Benefits department.

Potential Payments on Termination of Employment or Change in Control

	Linda A Lang	Jerry P. Rebel	Paul L. Schultz	Terri F. Graham	Charles E. Watson
Event	(1)	(1)	(1)	(1)	(1)

Voluntary Term/Retirement Eligible:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards	$—	—	941,415	—	—
Pension and SERP Benefits	$—	—	6,859,381	—	—
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$—	—	7,800,796	—	—
Voluntary/Involuntary Term without Cause:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards(3)	$2,127,489	372,324	941,415	561,645	86,663
Pension and SERP Benefits (4a)	$10,203,218	1,211,186	6,859,381	1,778,427	2,734,316
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$12,330,707	1,583,511	7,800,796	2,340,072	2,820,978
Death:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards(3)	$5,047,674	1,376,980	941,415	1,129,666	625,622
Pension and SERP Benefits (4a)	$2,289,137	976,669	6,859,381	750,968	966,902
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$7,336,811	2,353,649	7,800,796	1,880,634	1,592,525
Disability:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards(3)	$5,047,674	1,376,980	941,415	1,129,666	625,622
Pension and SERP Benefits (4b)	$10,203,218	1,884,729	6,859,381	1,778,427	2,734,316
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$15,250,892	3,261,709	7,800,796	2,908,094	3,359,938
Change in Control and Involuntary Termination or Termination for Good Reason:
Cash Severance(3)	$6,012,216	2,262,780	2,827,200	825,937	780,932
Equity Incentive and Stock Awards(3)	$5,047,674	1,376,980	941,415	1,129,666	625,622
Pension and SERP Benefits (4c)	$9,279,899	1,224,183	6,700,105	1,767,591	1,827,402
Continuation of Benefits(5)	$118,885	78,098	94,365	43,959	43,959
Gross Up for Excise Tax(6)	$7,247,555	1,880,319	—	1,378,802	—
Total Termination Benefits	$27,706,229	6,822,360	10,563,085	5,145,954	3,277,915

(1)	Ms. Lang, Mr. Rebel, Ms. Graham, and Mr. Watson are not eligible to retire under any company sponsored plan as the end of fiscal 2009.

(2)	Reflects multiple of annualized base salary and annual incentive value as described in sections (2) and (3) under the Compensation and Benefits Assurance Agreement section of this proxy.

(3)	The equity awards are calculated using the fair value of unvested restricted stock and in-the-money value of unvested options as of September 27, 2009.

a)	Stock Awards — Upon termination not related to a change in control, if eligible to retire under a company sponsored retirement plan, determination of shares vested is based on a schedule of the greater of a) 30% of the award vesting three years from the date of grant, and 10% vesting for each year of service thereafter as of the date of retirement, or b) such vesting as would have occurred had 10% of the Award vested for each year of service with the Company, or c) in such greater amount as may be determined by the Board in its sole discretion. If not eligible to retire under a company sponsored retirement plan, determination of shares vested is based on a schedule of 15% vesting on or after 3 years from the grant date, and 5% vesting for each year of service thereafter as of the termination date. Stock awards vest 100% in the event of death or disability, and 100% in the event of termination resulting from a change in control.

b)	Option Awards — Upon termination not related to a change in control, and if eligible to retire under a company sponsored retirement plan, determination of shares vested here is based on a formula of 5% additional vesting for each year of service with the Company. There is no acceleration of Option Awards if not eligible to retire under a company sponsored retirement plan. Option awards will vest 100% in the event of Death, and on Disability is based on the number of shares which would have been vested as of twelve months following the Optionee’s first day of absence from work with the Company. For purposes of this table, no additional vesting is applied in the event of a Disability.

(4)	Annual benefit amounts listed for each NEO are subject to the vesting provisions of the Retirement Plan and the SERP. Please review the Pension Benefits section for plan and vesting information. All values shown for SERP represent present values with the exception of disability. Disability benefits shown are annual amounts paid to the executive over the executive’s lifetime. Ms. Lang, Mr. Rebel, and Ms. Graham are not vested in the SERP. Values presented for Non-Qualified Pension benefits are based on the following:

a)	In the event of a voluntary/involuntary termination or death, benefit values are based on accrued benefits as of fiscal year end payable at normal retirement. Benefit values were calculated as of September 27, 2009, based on a discount rate of 6.159% for the qualified pension plan and 6% for the SERP. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP estimated, projected to 2010 combined for employees and annuitants, separate for males and females with white collar adjustment. In the event of death while actively employed, the amount of the survivor benefit under the SERP shall be one (1) times the participant’s compensation and shall be defined as annualized current base salary plus the average of the annual incentives paid for the three (3) most recent completed fiscal years. If, however, the date of death is at age 55 or later, the amount of the survivor benefit shall be the greater of one (1) times the participant’s compensation or the actuarial equivalent lump sum present value of the participant’s supplemental retirement benefit. In the event of death while actively employed, the amount of the pension benefit shall be the accrued actuarial equivalent pension benefit as determined on the date of death. Such benefit shall not be subject to any reduction of benefits.

b)	Disability benefits shown assume an NEO terminates employment with Company due to disability and remains continuously disabled until reaching normal retirement age. Benefit values are based on accrued benefits as of the NEO’s normal retirement age and were calculated as of September 27, 2009, based on a discount rate of 6.159% for the qualified pension plan and 6% for the SERP. The RP-2000 Mortality Table at 6% interest, projected to 2010 combined for employees and annuitants, separate for males and females with white collar adjustment using scale AA.

c)	In the event of a change in control, participants become 100% vested. Benefit values are based on accrued benefits as of fiscal year end and were calculated as of September 27, 2009, based on a discount rate of 6.159% for the qualified pension plan and 6% for the SERP. The RP-2000 Mortality Table at 6% interest, projected to 2010 combined for employees and annuitants, separate for males and females with white collar adjustment using scale AA.

(5)	Reflects benefits continuation as described under the Compensation & Benefits Assurance Agreement section in this proxy and an outplacement estimate of $10,000.

(6)	If any portion of the payments and benefits provided for in an agreement would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code and subject to excise tax, then the agreement provides for a “conditional gross up provision” whereby excise taxes are grossed up. In the event that the parachute payment exceeds the excise tax threshold by 10% or less, the executive severance is reduced to $1.00 below the threshold so that executives are not subject to excise taxes.

Distinguishing “Realized” Pay from “Reported” Pay

The Company believes it is important to distinguish the compensation opportunities that were provided to our NEOs in fiscal 2009 from the compensation that was actually realized by our NEOs in fiscal 2009. The Company is providing the additional compensation table below so that our shareholders and investors can see the differences between compensation reported to reflect accounting costs, and compensation that the executive has actually realized during the fiscal year.

The table below shows the compensation realized by each of our NEOs in fiscal 2009. This table includes:

•	salaries paid during fiscal 2009;

•	cash incentive bonuses earned for fiscal 2009 under our annual incentive plan, and as shown as non-equity incentive compensation in the Summary Compensation Table;

•	the value of shares of Common Stock acquired upon the exercise of stock options in fiscal 2009 based on the market value of our Common Stock at the time of exercise (the actual value will depend on any proceeds received upon the ultimate sale of stock);

•	the value of restricted stock that vested in 2009 based on the closing price on the vesting date (the actual value will depend on any proceeds received upon the ultimate sale of stock); and

•	the amounts set forth in the “All Other Compensation” column of the Fiscal 2009 Summary Compensation Table.

Fiscal 2009 Compensation Realized By Named Executive Officers

			Value of
			Shares
			Acquired	Value of
		Cash	Upon	Vested
		Incentive	Option	Restricted	All Other
	Salary	Compensation	Exercises	Stock	Compensation	Total
Name(1)	($)	($)	($)	($)	($)	($)

Linda A. Lang	900,981	1,091,730	0	0	107,713	2,100,424
Jerry P. Rebel	465,923	423,540	0	0	72,938	962,401
Paul L. Schultz	566,885	515,850	477,000	0	79,017	1,638,752
Terri F. Graham	326,500	208,280	0	0	49,258	584,038
Charles E. Watson	315,000	200,025	0	0	55,753	570,778

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 16, 2009, information with respect to beneficial ownership of voting securities of the Company by (i) each person who is known to us to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer listed in the Summary Compensation Table herein and (iv) all directors and executive officers of the Company as a group. Each of the following stockholders has sole voting and investment power with respect to shares beneficially owned by such stockholder, except to the extent that authority is shared with spouses under applicable law, or as otherwise noted.

	Number of Shares
	of Common Stock	Percent of
Name	Beneficially Owned(1)	Class(1)

FMR LLC(2)	8,649,105	15.7%
BlackRock Global Investors(3)	4,054,234	7.3%
William P. Stiritz(4)	2,875,393	5.2%
Linda A. Lang	956,133	1.7%
Paul L. Schultz	447,090	*
Jerry P. Rebel	267,438	*
Terri F. Graham	174,301	*
Murray H. Hutchison	117,600	*
Anne B. Gust	115,400	*
Charles E. Watson	70,166	*
Michael E. Alpert	70,400	*
David M. Tehle	68,400	*
Michael W. Murphy	65,400	*
Winifred M. Webb	29,000	*
David L. Goebel	29,000	*
All directors and executive officers as a group (16 persons)	2,603,068	4.7%

*	Less than one percent

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

•	Stock Options. Ms. Lang, Messrs. Schultz and Rebel, Ms. Graham, Mr. Hutchison, Ms. Gust, Messrs. Watson, Alpert, Tehle and Murphy, Ms. Webb and Mr. Goebel have the right to acquire through the exercise of stock options within 60 days of the above date, 736,133, 336,232, 200,866, 145,999, 101,400, 110,400, 70,166, 60,400, 60,400, 60,400, 24,000, and 24,000, respectively, of the shares reflected above as beneficially owned. As a group, all directors and executive officers have the right to acquire through the exercise of stock options within 60 days of the above date 2,034,893 of the shares reflected above as beneficially owned.

•	Restricted Stock. The shares reflected as beneficially owned by Ms. Lang, Messrs. Schultz and Rebel, and Ms. Graham include 200,000, 30,168, 62,572, and 28,302 shares, respectively, for restricted stock awards. As a group, the shares reflected as beneficially owned by all directors and executive officers include 441,285 restricted stock awards. Restricted stock shares may be voted by such executive officers; however, the shares are not available for sale or other disposition until the expiration of vesting restrictions upon retirement or termination.

•	Restricted Stock Units. The total of Common Stock Beneficially Owned reflects 5,000 restricted stock units for each of the following directors: Messrs. Hutchison, Alpert, Tehle, Murphy and Goebel

and Ms. Gust and Ms. Webb. The restricted stock units vest at the end of one year. However restricted stock units are convertible on a one-for-one basis into shares of common stock within 60 days from December 16, 2009, if the director were to terminate service with the Board. As a group, the shares reflected as beneficially owned by all directors and executive officers include 35,000 restricted stock units. Restricted stock units may not be voted.

(2)	According to its Form 13F filing as of September 30, 2009, FMR LLC., on behalf of certain of its direct and indirect subsidiaries, Fidelity Management & Research Company and FMR Co., Inc. and Pyramis Global Advisors Trust Company, indirectly held and had investment discretion with respect to 8,649,105 shares. Fidelity Management & Research Company and FMR Co., Inc. were the beneficial owners of 8,649,105 shares, of which it had no voting power with respect to 8,538,405 shares. Pyramis Global Advisors Trust Company was the beneficial owner of 110,700 shares, of which it had sole voting power with respect to 95,590 shares and no voting power with respect to 15,110 shares. The address of Fidelity Management and Research Company, FMR Co., Inc, and Pyramis Global Advisors Trust Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	According to its Form 13F filing as of September 30, 2009, Barclays Global Investors UK Holdings Ltd., on behalf of certain of its direct and indirect subsidiaries, Barclays Global Investors Ltd, Barclays Global Investors, N.A. and Barclays Global Fund Advisors indirectly held and had investment discretion with respect to 4,054,234 shares. Barclays Global Investors Ltd was the beneficial owner of 45,020 shares, of which it had sole voting power with respect to 2,855 shares and no voting power with respect to 42,165 shares. Barclays Global Investors, N.A. was the beneficial owner of 1,525,145 shares, of which it had sole voting power with respect to 1,323,743 shares and no voting power with respect to 201,402 shares. Barclays Global Fund Advisors was the beneficial owners of 2,484,069 shares, of which it had sole voting power with respect to 2,484,069 shares. According to a Form 8-K filed December 3, 2009, on December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors. The address of BlackRock, Inc. is Park Avenue Plaza, 55 East 52nd Street, New York, New York, 10055.

(4)	According to his Schedule 13G filing as of November 25, 2009, William P. Stiritz held and had investment discretion with respect to 2,875,393 shares. Mr. Stiritz was the beneficial owner of 2,875,393 shares, for which he had sole voting power with respect to 2,137,009 shares and shared voting power with respect to 738,384 shares. The address of William P. Stiritz is 790 Briar Hill Road, Belleville, Illinois 62223.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, each executive officer, director, and beneficial owner of more than 10% of the Company’s Common Stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirements and a report on Form 4 or Form 5 must be filed to reflect changes thereafter. Based on written statements and copies of forms provided to us by persons subject to the reporting requirements, we believe that all such reports required to be filed by such persons during fiscal 2009 were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2009, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of its directors, named executive officers or other executive officers, any holder of more than 5% of its Common Stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” above. It is the Company’s policy that the Audit Committee approve or ratify transactions involving the Company and its directors, executive officers or principal stockholders or members of their immediate families or entitles controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules.

OTHER BUSINESS

We are not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals may be considered at the Company’s 2011 Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in our Bylaws and in applicable SEC rules. The Company’s Bylaws provide that in order for a stockholder to present business at the Annual Meeting or to make nominations for election of a director, written notice containing the information required by the Bylaws must be delivered to the Corporate Secretary at the principal executive offices of the Company not less than one hundred twenty (120) days and not more than one hundred fifty (150) days prior to the first anniversary of the date of the previous year’s Annual Meeting. Accordingly, a stockholder proposal intended to be considered at the 2011 Annual Meeting must be received by the Corporate Secretary not later than October 13, 2010 and not earlier than September 13, 2010. Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in the Jack in the Box Inc. 2011 Proxy Statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before September 7, 2010.

All proposals must be in writing and should be mailed to Jack in the Box Inc., to the attention of Phillip H. Rudolph, Corporate Secretary, at 9330 Balboa Avenue, San Diego, CA 92123.

A copy of the Bylaws may be obtained by written request to the Corporate Secretary at the same address. The Bylaws are also available on the Company’s website at www.jackinthebox.com in the “Investors” section under the link for “Corporate Governance.”

JACK IN THE BOX INC. ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by written request sent to the above address, or may be accessed on the Company’s website at www.jackinthebox.com via the “SEC Filings” link on the “Investors” page.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC rules regarding delivery of Proxy Statements and Annual Reports by delivering a single Proxy Statement to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address, unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a Proxy Statement or Annual Report either now or in the future, please contact our Corporate Secretary at 9330 Balboa Avenue, San Diego, CA 92123. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a Proxy Statement or Annual Report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (i) householding of future Company materials or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

Exhibit A

JACK IN THE BOX INC.
DIRECTOR INDEPENDENCE GUIDELINES

a.	A director shall not be independent if he or she is a director, executive officer, partner, or owner of 5% or greater interest in a company that either purchases from or makes sales to our Company that total more than 1% of the consolidated gross revenues of such company for that fiscal year.

b.	A director shall not be independent if he or she is a director, executive officer, partner, or owner of 5% or greater interest in a company from which our Company borrows an amount equal to or greater than 1% of the consolidated assets of either our Company or such other company.

c.	A director shall not be independent if he or she is a trustee, director or executive officer of a charitable organization that has received in that fiscal year discretionary donations from our Company that total more than 1% of the organization’s latest publicly available national annual charitable receipts.

A-1

Exhibit B

JACK IN THE BOX INC.
POLICY FOR AUDIT COMMITTEE PRE-APPROVAL OF SERVICES

Jack in the Box Inc. (the Corporation) and its Audit Committee are committed to ensuring the independence of the auditor, both in fact and in appearance. Accordingly, all services to be provided by the independent auditors pursuant to this policy must be as permitted by Section 10A of the Securities Exchange Act of 1934.

The Audit Committee hereby pre-approves services to be rendered by the Company’s auditor as follows:

Audit and Audit Related Services

Subject to the limitations described below, the Audit Committee pre-approves the following services that management may request to be performed by the independent auditor that are an extension of normal audit work or enhance the effectiveness of the auditor’s procedures:

1) Audits of employee benefit plans

2) Audits of Jack in the Box Inc. subsidiaries and affiliates

3) Consultation regarding the implementation of technical accounting standards

4) Due diligence assistance on acquisitions

5) Services related to the independent auditor’s consent to the use of its audit opinion in documents filed with the Securities and Exchange Commission or other state or federal governmental authorities

6) Internal control reviews

7) Agreed-upon or expanded audit procedures required to respond or comply with financial, accounting or regulatory matters

Tax Compliance Services

Subject to the limitations described below, the Audit Committee pre-approves the following tax compliance services that management may request to be performed by the independent auditor that are an extension of normal audit work and are not inconsistent with the attest role of the auditor:

1) Review of federal, state or other income tax returns

2) Due diligence tax advice related to prospective acquisitions

3) Requests for rulings or technical advice from taxing authorities

4) Assistance in complying with proposed or existing tax regulations

Pre-Approval Limitations

The non-audit services detailed above shall only be pre-approved by the Audit Committee, subject to limitations as follows:

1) Each individual service shall not exceed $25,000

2) All services, in the aggregate, shall not exceed $50,000 in any fiscal year

3) Each service shall be reported to the Audit Committee Chair prior to its inception

4) All new services shall be reported to the entire Audit Committee at each of its regular quarterly meetings

Other Services

For all services to be performed by the independent auditor that are not specifically detailed above, an engagement letter confirming the scope and terms of the work to be performed shall be submitted to the Audit

B-1

Committee for pre-approval. In the event that any modification of an engagement letter is required, such modification must also be pre-approved.

Authorized Delegate

The Audit Committee delegates to its Chair the authority to pre-approve proposed services as described above in excess of the fee limitations on a case-by-case basis provided that the entire Audit Committee is informed of the services being performed at its next scheduled meeting.

Competitive Bidding Process

Nothing in this policy should be read to imply that the independent auditors have a preferred supplier arrangement in respect to the services listed above. Certain services, by their nature, may only be performed by the independent auditor (i.e., issuing a consent or providing guidance on implementation of GAAP). For all other services, it would generally be expected that any significant engagements for services be subject to a competitive review process.

B-2

Exhibit C

JACK IN THE BOX INC.
2004 STOCK INCENTIVE PLAN
AMENDED AND RESTATED EFFECTIVE FEBRUARY 10, 2010

1. Establishment, Purpose and Term of Plan.

1.1 Establishment.  Jack in the Box Inc., a Delaware corporation (the “Company”), hereby establishes the Jack in the Box 2004 Stock Incentive Plan (the “Plan”) effective as of February 13, 2004, the date of its approval by the stockholders of the Company (the “Effective Date”), as amended and restated effective February 10, 2010.

1.2 Purpose.  The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Indexed Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares and Performance Units.

1.3 Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2. Definitions and Construction.

2.1 Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Award” means any Option, Indexed Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share or Performance Unit granted under the Plan.

(b) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” an “Indexed Option Agreement,” a “SAR Agreement,” a “Restricted Stock Purchase Agreement,” a “Restricted Stock Bonus Agreement,” a “Restricted Stock Unit Agreement,” a “Performance Share Agreement,” or a “Performance Unit Agreement.”

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(f) “Company” means Jack in the Box Inc., a Delaware corporation, or any successor corporation thereto.

(g) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

(h) “Director” means a member of the Board or of the board of directors of any other Participating Company.

(i) “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(j) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award of Restricted Stock Units or Performance Shares held by such Participant.

(k) “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the NASDAQ Stock Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(n) “Full-Value Share” means a share of Stock issued under the Plan pursuant to the exercise or settlement of Restricted Stock Awards and Performance Awards, including a Restricted Stock Bonus, a Restricted Stock Purchase Right, a Restricted Stock Unit, a Performance Share or a Performance Unit.

(o) “Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(p) “Indexed Option” means an Option with an exercise price which either increases by a fixed percentage over time or changes by reference to a published index, as determined by the Committee and set forth in the Option Agreement.

(q) “Insider” means any person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(r) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

(s) “Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option, a Nonstatutory Stock Option or an Indexed Option.

(t) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(u) “Participant” means any eligible person who has been granted one or more Awards.

(v) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(w) “Participating Company Group” means, at any point in time, all corporations collectively, which are then Participating Companies.

(x) “Performance Award” means an Award of Performance Shares or Performance Units.

(y) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.2.

(z) “Performance Period” means a period established by the Committee pursuant to Section 9.2 at the end of which one or more Performance Goals are to be measured.

(aa) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to the terms and conditions of Section 9 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(bb) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to the terms and conditions of Section 9 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(cc) “Restricted Stock Award” means an Award of a Restricted Stock Bonus, a Restricted Stock Purchase Right or a Restricted Stock Unit.

(dd) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to the terms and conditions of Section 8.

(ee) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to the terms and conditions of Section 8.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant to receive in cash or Stock the Fair Market Value of a share of Stock granted pursuant to the terms and conditions of Section 8.

(gg) “Restriction Period” means the period established in accordance with Section 8.4 during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(hh) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(ii) “Section 162(m)” means Section 162(m) of the Code.

(jj) “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with the Participating Company Group may be deemed, as provided in the applicable Award Agreement, to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the one hundred eighty-first (181st) day of such leave any Incentive Stock Option held by such Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(ll) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(mm) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(nn) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(oo) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

(pp) “Vesting Conditions” mean those conditions established in accordance with Section 8.4 prior to the satisfaction of which shares subject to a Restricted Stock Award remain subject to forfeiture or a repurchase option in favor of the Company.

2.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. Administration.

3.1 Administration by the Committee.  The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers.  Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Powers of the Committee.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or rights to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options, Nonstatutory Stock Options or Indexed Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the purchase price of any Stock, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) subject to Section 5.4(c), the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award of Restricted Stock Units, Performance Shares, Performance Units or Stock Appreciation Rights will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) subject to Section 5.4(c), to amend, modify, extend, cancel or renew any Award, or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) subject to Section 5.4(c), to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards;

(j) to authorize, in conjunction with any applicable Company deferred compensation plan, that the receipt of cash or Stock subject to any Award under this Plan, may be deferred under the terms and conditions of such Company deferred compensation plan; and

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4 Administration with Respect to Insiders.  With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5 Committee Complying with Section 162(m).  If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.6 No Repricing.  Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the reduction of the exercise price of outstanding options and/or SARs; or (b) the cancellation of outstanding Options and/or SARs in exchange for cash, other Awards or Options and/or SARs with an exercise price that is less than the exercise price of the original Options and/or SARs. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

3.7 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be Seven Million Nine Hundred Thousand (7,900,000), all of which shall be eligible to be issued pursuant to incentive stock options intended to qualify under Code section 422. If an outstanding Award for any reason expires or is terminated without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture are forfeited by the Participant, the shares of Stock allocable to the terminated portion of such Award or such forfeited shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Shares of stock covered by an SAR, to the extent that it is exercised and settled in shares of Stock, whether or not shares of Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan. The number of shares available for issuance under the Plan shall be reduced by (i) shares of Stock withheld by the Company to satisfy any tax withholding obligation pursuant to Section 13.2 and (ii) the gross number of shares for which an Option is exercised, if the exercise price of the Option is paid by tender to the Company or attestation to the ownership of shares of Stock owned by the Participant. Shares of Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above. Any shares issued pursuant to Awards granted under this Plan as Full-Value Shares shall be counted against this limit as one-and-three-quarters (1.75) shares for every one share subject to such Award.

4.2 Adjustments for Changes in Capital Structure.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, and in the exercise price per share of any outstanding Options and Restricted Stock Purchase Rights. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 11.1) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards shall be for New Shares. In the event of any such amendment, the number of shares subject to outstanding Awards and the exercise price per share of outstanding Options and Restricted Stock Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option or Restricted Stock Purchase Right be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.0 Eligibility and Award Limitations

5.1 Persons Eligible for Incentive Stock Options.  Incentive Stock Options may be granted only to Employees. For purposes of the foregoing sentence, the term “Employees” shall include prospective Employees to whom Incentive Stock Options are granted in connection with written offers of employment with the Participating Company Group, provided that any such Incentive Stock Option shall be deemed granted effective on the date such person commences Service as an Employee, with an exercise price determined as of such date in accordance with Section 6.1. Eligible persons may be granted more than one (1) Incentive Stock Option.

5.2 Persons Eligible for Other Awards.  Awards other than Incentive Stock Options may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service. Eligible persons may be granted more than one (1) Award.

5.3 Fair Market Value Limitation on Incentive Stock Options.  To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

5.4 Award Limits.  The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(a) Options and SARs.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs (as defined in Section 7) which in the aggregate are for more than Five Hundred Thousand (500,000) shares of Stock. An Option which is canceled (or a Freestanding SAR as to which the exercise price is reduced to reflect a reduction in the Fair Market Value of the Stock) in the same fiscal year of the Company in which it was granted shall continue to be counted against such limit for such fiscal year.

(b) Restricted Stock Awards.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than Two Hundred Thousand (200,000) shares of Stock.

(c) Limits on Full Value Shares.  Any Full Value Shares which vest on the basis of continued service shall not provide for vesting any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Shares which vest upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months. There shall be no acceleration of vesting of such Full Value Shares, except in connection with death, retirement, Disability or a Change in Control. Notwithstanding any contrary provision of the Plan, however, a maximum of 295,000 shares or 10% of the shares authorized for issuance, whichever is greater, may be issued without regard to the limitations of this Section 5.4(c).

5.5 Performance Awards.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted (A) Performance Shares which could result in such Employee receiving more than Two Hundred Thousand (200,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, or (B) Performance Units which could result in such Employee receiving more than One Million dollars ($1,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6. Terms and Conditions of Options.

Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price.  The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (c) in the case of an Indexed Option, the Committee shall determine the exercise price of such Indexed Option and the terms and conditions that affect, if any, any adjustments to the exercise price of such Indexed Option. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option awarded prior to November 12, 2009 shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Option awarded on or after November 12, 2009 shall be exercisable after the expiration of seven (7) years after the effective date of grant of such Option, (c) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (d) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate seven (7) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise.  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

6.4 Effect of Termination of Service.

(a) Option Exercisability.  An Option granted to a Participant shall be exercisable after the Participant’s termination of Service only during the applicable time period determined in accordance with the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

(b) Extension if Exercise Prevented by Law.  Notwithstanding the foregoing other than termination of a Participant’s Service for Cause, if the exercise of an Option within the applicable time periods set forth in an Option Agreement is prevented by the provisions of Section 12 below, the Option shall remain exercisable until one (1) month (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b).  Notwithstanding the foregoing other than termination of a Participant’s Service for Cause, if a sale within the applicable time periods set forth in an Option Agreement of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options.  During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. No Option shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7. Terms and Conditions of Stock Appreciation Rights.

SARs shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price.  The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs.  Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs.  Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (a) no Freestanding SAR awarded prior to November 12, 2009 shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR, and (b) no Freestanding SAR awarded on or after November 12, 2009 shall be exercisable after the expiration of seven (7) years after the effective date of grant of such SAR.

7.4 Exercise of SARs.  Upon the exercise (or deemed exercise pursuant to Section 7.5) of a SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made in cash, shares of Stock, or any combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing such SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. The Award Agreement evidencing any SAR may provide for deferred payment in a lump sum or in installments. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant.

7.5 Deemed Exercise of SARs.  If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.6 Effect of Termination of Service.  An SAR shall be exercisable after a Participant’s termination of Service to such extent and during such period as determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such SAR.

7.7 Nontransferability of SARs.  SARs may not be assigned or transferred in any manner except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant or the Participant’s guardian or legal representative.

8. Terms and Conditions of Restricted Stock Awards.

The Committee may from time to time grant Restricted Stock Awards upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.3. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 8.2 through 8.4. Restricted Stock Awards may be in the form of a Restricted Stock Bonus, which shall be evidenced by Restricted Stock Bonus Agreement, a Restricted Stock Purchase Right, which shall be evidenced by Restricted Stock Purchase Agreement or a Restricted Stock Unit, which shall be evidenced by a Restricted Stock Unit Agreement. Each such Award Agreement shall specify the number of shares of Stock subject to and the other terms, conditions and restrictions of the Award, and shall be in such form as the Committee shall establish from time to time. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Restricted Stock Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply, as applicable, with and be subject to the following terms and conditions:

8.1 Purchase Price.  The purchase price under each Restricted Stock Purchase Right shall be established by the Committee. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving a Restricted Stock Bonus or Restricted Stock Unit, the consideration for which shall be services actually rendered to a Participating Company or for its benefit.

8.2 Purchase Period.  A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right; provided, however, that no Restricted Stock Purchase Right granted to a prospective Employee, prospective Director or prospective Consultant may become exercisable prior to the date on which such person commences Service.

8.3 Payment of Purchase Price.  Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (i) in cash, by check, or cash equivalent, (ii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iii) by any combination thereof. The Committee may at any time or from time to time grant Restricted Stock Purchase Rights which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration. Restricted Stock Bonuses and Restricted Stock Units shall be issued in consideration for services actually rendered to a Participating Company or for its benefit.

8.4 Vesting and Restrictions on Transfer.  Subject to Section 5.4(c), shares issued pursuant to any Restricted Stock Award may be made subject to vesting conditioned upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.3 (the “Vesting Conditions”), as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period (the “Restriction Period”) in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event, as defined in Section 11.1, or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.5 Voting Rights; Dividends.  Except as provided in this Section and Section 8.4, during the Restriction Period applicable to shares subject to a Restricted Stock Purchase Right and a Restricted Stock Bonus held by a Participant, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if any such dividends or distributions are paid in shares of Stock, such shares shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Purchase Right and Restricted Stock Bonus with respect to which the dividends or distributions were paid. A Participant who is awarded a Restricted Stock Unit shall possess no incidents of ownership with respect to such a Restricted Stock Award; provided that the award agreement may provide for payments in lieu of dividends to such Participant.

8.6 Effect of Termination of Service.  The effect of the Participant’s termination of Service on any Restricted Stock Award shall be determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Restricted Stock Award.

8.7 Nontransferability of Restricted Stock Award Rights.  Rights to acquire shares of Stock pursuant to a Restricted Stock Award may not be assigned or transferred in any manner except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant.

9. Terms and Conditions of Performance Awards

Subject to Section 5.4(c), the Committee may from time to time grant Performance Awards upon such conditions as the Committee shall determine. Performance Awards may be in the form of either Performance Shares, which shall be evidenced by a Performance Share Agreement, or Performance Units, which shall be evidenced by a Performance Unit Agreement. Each such Award Agreement shall specify the number of Performance Shares or Performance Units subject thereto, the method of computing the value of each Performance Share or Performance Unit, the Performance Goals and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award, and shall be in such form as the Committee shall establish from time to time. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Performance Share and Performance Unit Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Initial Value of Performance Shares and Performance Units.  Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of a share of Stock on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial value of one hundred dollars ($100). The final value payable to the Participant in settlement of a Performance Award will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.2 Establishment of Performance Goals and Performance Period.  The Committee shall establish in writing the Performance Period applicable to each Performance Award and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to “performance-based compensation,” the Committee shall establish the Performance Goals applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals shall not be changed during the Performance Period.

9.3 Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect one or more measures of business or financial performance (each, a “Performance Measure”). Performance Measures shall have the same meanings as used in the Company’s financial statements, or if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance

Award shall be calculated before the effect of changes in accounting standards, restructuring charges and similar extraordinary items, determined according to criteria established by the Committee, occurring after the establishment of the Performance Goals applicable to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(a)	sales

(b)	revenue

(c)	gross margin

(d)	operating margin

(e)	operating income

(f)	pre-tax profit

(g)	earnings before interest, taxes, depreciation and/or amortization

(h)	net income

(i)	cash flow

(j)	expenses

(k)	stock price

(l)	earnings per share

(m)	return on stockholders’ equity

(n)	return on capital

(o)	return on assets

(p)	return on invested capital

(q)	economic value added

(r)	number of customers

(s)	market share

(t)	same store sales

(u)	average restaurant margin

(v)	return on investment

(w)	profit after tax

(x)	customer satisfaction

9.4 Determination of Final Value of Performance Awards.  As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the terms of the Award Agreement. The Committee shall have no discretion to increase the value of an Award payable upon its settlement in excess of the amount called for by the terms of the Award Agreement on the basis of the degree of attainment of the Performance Goals as certified by the Committee. However, notwithstanding the attainment of any Performance Goal, if permitted under a Participant’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of a Performance Award that would otherwise be paid upon its settlement. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award. As soon as practicable following the Committee’s certification, the Company shall notify the Participant of the determination of the Committee.

9.5 Dividend Equivalents.  In its discretion, the Committee may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Dividend Equivalents may be accumulated but will be paid only to the extent that Performance Shares are earned and become nonforfeitable, at the time determined by the Committee and designated in the Award Agreement. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.6. Dividend Equivalents shall not be paid with respect to Performance Units.

9.6 Payment in Settlement of Performance Awards.  Payment of the final value of a Performance Award earned by a Participant as determined following the completion of the applicable Performance Period pursuant to Sections 9.4 and 9.5 may be made in cash, shares of Stock, or a combination thereof as determined by the Committee. If payment is made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock on the settlement date. Payment may be made in a lump sum or installments as prescribed by the Committee. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalents or a reasonable rate of interest within the meaning of Section 162(m).

9.7 Restrictions Applicable to Payment in Shares.  Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.4. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Restricted Stock Bonus Agreement and shall be subject to the provisions of Sections 8.4 through 8.7 above.

9.8 Effect of Termination of Service.  The effect of the Participant’s termination of Service on any Performance Award shall be determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Performance Award. Unless otherwise provided by the Committee, and subject to Section 5.4(c):

(a) the final award value of a Participant who terminates Service due to death, retirement or Disability prior to the end of the applicable performance period will be determined on a prorated basis, at the end of such performance period, based on the number of months of the Participant’s Service during the performance period, and the extent to which performance goals are achieved, and

(b) the Performance Award of a Participant who terminates Service for a reason other than death, retirement or Disability prior to the end of the applicable performance period will be forfeited.

9.9 Nontransferability of Performance Awards.  Performance Shares and Performance Units may not be sold, exchanged, transferred, pledged, assigned, or otherwise disposed of other than by will or by the laws of descent and distribution until the completion of the applicable Performance Period. All rights with respect to Performance Shares and Performance Units granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant.

10. Standard Forms of Award Agreement.

10.1 Award Agreements.  Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee concurrently with its adoption of the Plan and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.

10.2 Authority to Vary Terms.  The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

11. Change in Control.

11.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or, in the case of a Transaction described in Section 11.1(a)(iii), the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Committee shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

11.2 Effect of Change in Control on Options.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. In the event that the Acquiring Corporation elects not to assume or substitute for outstanding Options in connection with a Change in Control, the exercisability and vesting of each such outstanding Option and any shares acquired upon the exercise thereof held by a Participant whose Service has not terminated prior to such date shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control. The exercise or vesting of any Option and any shares acquired upon the exercise thereof that was permissible solely by reason of this Section 11.2 and the provisions of such Option Agreement shall be conditioned upon the consummation of the Change in Control. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 11.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Committee otherwise provides in its discretion.

11.3 Effect of Change in Control on SARs.  In the event of a Change in Control, the Acquiring Corporation may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding SARs or substitute for outstanding SARs substantially equivalent SARs for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume or substitute for outstanding SARs in connection with a Change in Control, then any unexercised and/or unvested portions of outstanding SARs shall be immediately exercisable and vested in full as of the date thirty (30) days prior to the date of the Change in Control. The exercise and/or vesting of any SAR that was permissible solely by reason of this paragraph 11.3 shall be conditioned upon the consummation of the Change in Control. Any SARs which are not assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

11.4 Effect of Change in Control on Restricted Stock Awards.  In the event of a Change in Control, the lapsing of the Vesting Conditions applicable to the shares subject to the Restricted Stock Award held by a Participant whose Service has not terminated prior to such date shall be accelerated effective as of the date of the Change in Control. Any acceleration of the lapsing of Vesting Conditions that was permissible solely by reason of this Section 11.4 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

11.5 Effect of Change in Control on Performance Awards.  In the event of a Change in Control, the Performance Award held by a Participant whose Service has not terminated prior to such date (unless the Participant’s Service terminated by reason of the Participant’s death or Disability) shall become payable effective as of the date of the Change in Control. For this purpose, the final value of the Performance Award shall be determined by the greater of (a) the extent to which the applicable Performance Goals have been attained during the Performance Period prior to the date of the Change in Control or (b) the pre-established 100% level with respect to each Performance Target comprising the applicable Performance Goals. Any acceleration of a Performance Award that was permissible solely by reason of this Section 11.5 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

12. Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

13. Tax Withholding.

13.1 Tax Withholding in General.  The Company shall have the right to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

13.2 Withholding in Shares.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

14. Termination or Amendment of Plan.

The Committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

15. Miscellaneous Provisions.

15.1 Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

15.2 Rights as Employee, Consultant or Director.  No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director, or interfere with or limit in any way the right of a Participating Company to terminate the Participant’s Service at any time.

15.3 Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2 or another provision of the Plan.

15.4 409A Compliance.  The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of the Plan, any Grant Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the grantee or holder of the Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. Notwithstanding the forgoing, no provision of the Plan, any Grant Agreement, or any other agreement or arrangement contemplated by the Plan shall be construed as a guarantee by the Company of any particular tax effect to grantees or holders of Awards. In any event, except as otherwise provided under the applicable Grant Agreement, the Company shall have no obligation to pay any applicable tax on income to grantees or holders of Awards.

15.5 Beneficiary Designation.  Each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation shall be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

15.6 Unfunded Obligation.  Any amounts payable to Participants pursuant to the Plan shall be unfunded obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
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62129
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEM 4 AS EXPLAINED IN DETAIL IN THE PROXY STATEMENT.
Please mark your votes as indicated in this example	☒

						The Board of Directors and Management recommend you to vote “Against” the stockholder proposal in item 4.

1. ELECTION OF DIRECTORS		FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL				FOR	AGAINST	ABSTAIN
Nominees:
01 Michael E. Alpert 02 David L. Goebel 03 Murray H. Hutchison 04 Linda A. Lang	05 Michael W. Murphy 06 David M. Tehle 07 Winifred M. Webb	☐	☐	☐	2.	Vote to amend and restate the 2004 Stock Incentive Plan	☐	☐	☐

					3.	Vote to ratify the appointment of KPMG LLP as independent registered public accountants	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					4.	Vote on Stockholder Proposal relating to Animal Welfare	☐	☐	☐

					5.	To transact any other business as may properly come before the meeting, or any postponements or adjournments thereof
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Jack in the Box Inc. account online.
Access your Jack in the Box Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Jack in the Box Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the fiscal year 2009 Annual Report on Form 10-K are available at: http://www.jackinthebox.com/proxy
▼ FOLD AND DETACH HERE ▼
PROXY
JACK IN THE BOX INC.
Annual Meeting of Stockholders – February 10, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Phillip H. Rudolph and Jerry P. Rebel, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jack in the Box Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held February 10, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
    (Continued and to be marked, dated and signed, on the other side)
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